Exhibit 10.1

EXECUTION COPY
ASSET PURCHASE AGREEMENT
BY AND BETWEEN
TELULAR CORPORATION
AS PURCHASER,
CSI WIRELESS INC. AND
CSI WIRELESS LLC
AS SELLERS
DATED AS OF APRIL 21, 2006

- i -

- ii -

- iii -

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 21, 2006, between TELULAR CORPORATION, a Delaware corporation (“Purchaser”), CSI WIRELESS INC., a corporation incorporated under the laws of the Province of Alberta (“Canadian Parent”), and CSI WIRELESS LLC, a limited liability company organized under the laws of the State of Delaware (“US Seller” and together with Canadian Parent, as appropriate, “Sellers”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
W I T N E S S E T H:
          WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, certain of Sellers’ assets used and useful in connection with the operation of Sellers’ fixed wireless telephone division business (the “Business”).
          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE
          1.1 Purchase and Sale of Assets. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 1.4) Sellers shall sell, convey, transfer and assign to Purchaser, free and clear of all mortgages, liens, charges, claims, pledges or other encumbrances (“Liens”), other than Permitted Liens (as defined in Section 2.2(a)), and Purchaser shall purchase from Sellers, the Purchased Assets (as defined in Section 1.2(a)), and Sellers shall assign to Purchaser, and Purchaser shall assume from Sellers, the Assumed Liabilities (as defined in Section 1.3(a)).
          1.2 Purchased Assets; Excluded Assets.
          (a) The term “Purchased Assets” means, except for the Excluded Assets (as defined in Section 1.2(b)), all of Sellers’ right, title and interest in and to all properties and assets (tangible or intangible) used or held by Sellers in connection with the Business, including the following:
               (i) Sellers’ leasehold or license interest in all of the real property leased or licensed by Sellers that is occupied, used or held for use in connection with the Business and all improvements thereon as described on Schedule 1.2(a)(i) (the “Leased Real Property”);
               (ii) certain tangible assets and properties, including inventory (including work-in-progress at Closing), raw materials, machinery and equipment, spare parts and supplies, accessories, tooling, tools, furniture, computers, central information technology resources, office equipment and supplies, furnishings and fixtures, physically located on the Leased Real Property or owned, used or held for use by or on behalf of Sellers in connection with the Business, including without limitation any of the foregoing owned by Sellers as inventory, all as described on Schedule 2.2(b) (the “Tangible Personal Property”);
               (iii) copies of all information and data, compliance records, sales and business records, books of account, files, invoices, inventory records, accounting records, correspondence, technical information and engineering data, product designs and documentation, current and as-built plans and specifications, maintenance, operating and production records, sales studies, lists of clients and other sales and promotional materials, marketing and demographic data, price lists, publications, vendor and supplier lists and records, cost and pricing information, business plans, quality control records and manuals, blueprints, litigation and regulatory files, human resources and employee benefits records as permitted by law, customer credit records and all other books, documents and records used or held for use in connection with the Business or relating to the Purchased Assets, wherever located and whether in paper, digital or other tangible or intangible form;
               (iv) subject to Sections 1.2(b)(viii) and 1.3(b)(vii), all rights of Sellers in, to and under (A) those contracts, leases, licenses, agreements and other instruments (“Contracts”) set forth on Schedule 2.9, (B) all other Contracts in effect on the date hereof relating to the Business and not required to be set forth on Schedule 2.9 by reason of the materiality threshold set forth in Section 2.9, and (C) the Contracts relating to the Business entered into after the date hereof and before the Closing Date in accordance with Section 4.2 and the other terms and conditions of this Agreement (collectively, the “Assumed Contracts”), including all rights to receive goods and services purchased pursuant to such Assumed Contracts, and to assert claims and take other actions in respect of breaches or other violations thereof;
               (v) subject to Section 2.11, all permits, licenses, franchises, approvals, consents, registrations, clearances, variances, exemptions, orders, certificates or authorization by or of any Governmental Authority (“Permits”), and all applications for Permits, together with any renewals, extensions, and modifications thereof and additions thereto;
               (vi) all of Sellers’ prepayments, deposits, deferred charges, advance payments, claims for refunds and prepaid expenses to the extent they relate to the Business or the Assumed Liabilities, except to the extent related to the Excluded Assets or Excluded Liabilities;
               (vii) all claims, counterclaims, credits, causes of action, rights of recovery, and rights of indemnification or setoff against third parties and other claims to the extent they arise out of or relate to the Business or the Assumed Liabilities and all other intangible property rights which relate to the operations of Sellers or the Assumed Liabilities, except to the extent related to the Excluded Assets or Excluded Liabilities;
               (viii) all intellectual property used in the Business, including (without limitation) all patents, copyrights, trademarks, service marks, logos (in each case, including applications therefor), know-how, trade secrets, and product designs and documentation and all Sellers’ rights in and to the proprietary or trade names for Sellers’ products used in the Business, and any derivative of the foregoing, together with all goodwill associated with the foregoing and the intellectual property set forth in Schedule 2.8; provided, that the right to use the CSI Wireless name on or in connection with existing products purchased by Purchaser from Sellers under this Agreement for such products shipped within one year of Closing or in connection with any support or maintenance for such products at any time, the manner of use of the name to be subject to Canadian Parent’s prior written consent, not to be unreasonably withheld;
               (ix) all Sellers’ rights under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold or services provided to Sellers for or in connection with the Business or covering Tangible Personal Property;
               (x) all of Sellers’ rights to insurance proceeds received or receivable in respect of any loss or casualty under all insurance policies of Sellers to the extent that such policies cover any Assumed Liabilities;
               (xi) all proceeds, net of any direct out-of-pocket cost of disposition, from the sale or other disposition after the date of this Agreement and prior to the Closing Date of any asset that (A) is of a type permitted or required by GAAP to be treated as a fixed asset on the books of the Business and (B) but for such sale or other disposition prior to the Closing would be a Purchased Asset;
               (xii) all telephone numbers, websites and domain names that are used or held for use in or otherwise related to, useful in or necessary for the conduct of, the Business, except as otherwise set forth on Schedule 1.2(b); and
               (xiii) all goodwill associated with the Business or the Purchased Assets, together with the right to represent to third parties that Purchaser is the successor to the Business.
          (b) Purchaser shall not acquire from Sellers pursuant to this Agreement any of the Excluded Assets. “Excluded Assets” means:
               (i) all rights, titles and interests in and to all properties and assets (tangible or intangible) used or held by Sellers that are not used in connection with the Business;
               (ii) Sellers’ corporate charters, minute books, stock records and corporate seals, original book of account, accounting records and related correspondence;
               (iii) any of Sellers’ rights under this Agreement and the other agreements, certificates and documents delivered in connection herewith;
               (iv) Tangible Personal Property disposed of or consumed in the ordinary course of Business and in accordance with Section 4.2 and the other terms of this Agreement, before the Closing Date;
               (v) real or personal property listed on Schedule 1.2(b);
               (vi) Sellers’ accounts receivable and any unbilled amounts owed for good or services provided by Sellers prior to the Closing Date;

               (vii) cash and cash equivalents, bank accounts, passive investments and other securities on hand and in accounts;
               (viii) any Contract that is not an Assumed Contract, including without limitation the License Agreement made as of April 20, 2006 between US Seller and Canadian Parent (the “CSI Contract”) and the purchase orders contract made as of February 23 and 26, 2006, between Canadian Parent and CTS Development Services Inc. and any additional purchase orders received from CTS Development Services Inc. (the “CTS Contract”);
               (ix) any rights of Sellers to insurance proceeds received or receivable in respect of any loss or casualty under any insurance policies owned by Sellers, except to the extent that any such policies cover any Assumed Liability;
               (x) refunds or claims for refunds with respect to Taxes paid or to be paid by Sellers with respect to the period through the Closing Date;
               (xi) any assets needed by Sellers to perform their continuing obligation under the CSI Contract or the CTS Contract, or any assets located in or relating to the conduct of business in or with Cuba or any person or entity located therein, which assets are identified on Schedule 1.2(b);
               (xii) any rights or obligations arising out of the guarantee dated June 3, 2005 provided by Canadian Parent to Freescale Service Contractor, Inc. relating to Honor Tone Limited; and
               (xiii) any other assets listed on Schedule 1.2(b).
          1.3 Assumed Liabilities; Excluded Liabilities.
          (a) Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall assign to Purchaser, and Purchaser shall assume from Sellers, only the Assumed Liabilities. “Assumed Liabilities” means:
               (i) to the extent not excluded pursuant to Section 1.3(b), liabilities, obligations and commitments under the Assumed Contracts accruing with respect to the period commencing on Closing Date; excluding, however, any liability or obligation arising from or relating to any performance, non-performance or other action occurring prior to the Closing Date; and
               (ii) Sellers’ warranty obligations to their customers with respect to the Business, to the extent (i) set forth on Schedule 1.3(a) or (ii) incurred by Sellers subsequent to the date hereof and prior to the Closing Date in the ordinary course of business, consistent with past practice, and with notice to Purchaser.
          (b) Purchaser expressly does not assume and shall not become liable to pay, perform or discharge, any obligation or liability whatsoever of Sellers or relating to the Business or any of the Purchased Assets other than the Assumed Liabilities. All obligations, liabilities and commitments other than the Assumed Liabilities are referred to herein as the “Excluded

Liabilities.” Without limitation of the foregoing, the term “Excluded Liabilities” includes the following liabilities, whether accrued or fixed, absolute or contingent, known or unknown, determined or determinable, and, unless otherwise expressly provided herein, whenever arising:
               (i) any liabilities and obligations relating to or arising out of the Excluded Assets;
               (ii) any liability of Sellers, or any member of any consolidated, affiliated, combined or unitary group of which Sellers are or have been a member, for Taxes attributable to any period (or portion thereof) ending on or prior to the Closing Date, including any Taxes which are not due or assessed until after the Closing Date but which relate to the period prior to the Closing Date, except to the extent included as liabilities on the Final Closing Balance Sheet; provided, that Transfer Taxes and Apportioned Obligations shall be paid in the manner specified in Section 4.6 hereof;
               (iii) any claim, demand, liability or obligation of any nature whatsoever (including claims, demands, liabilities or obligations in respect of environmental matters, occupational safety, workers’ or workmen’s compensation, grievance proceedings or actual or threatened litigation, suits, claims, demands or governmental proceedings) which arose or was incurred before the Closing Date, or which arises from or is based on events occurring or conditions existing before the Closing Date, including, without limitation, liabilities for any litigation disclosed on Schedule 2.10 arising on or before the Closing Date;
               (iv) except as set forth in Section 4.14, any liabilities or obligation with respect to the employees of Sellers, including any deferred compensation obligation, any payment or obligation to any employee of Sellers, and any other liability or obligation arising under any Plan or other compensation arrangement of Sellers which arose or was incurred before the Closing Date, or which arises from or is based on events occurring or conditions existing before the Closing Date or arising out of a sale of the Purchased Assets;
               (v) any liability or obligation of Sellers under this Agreement and the other agreements, certificates and documents delivered in connection herewith or otherwise in connection with the transactions contemplated hereby and thereby, including all legal, accounting, brokerage, investment banking and finder’s fees or other fees and expenses incurred by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby;
               (vi) any liability or obligation for any indebtedness of Sellers for borrowed money, including without limitation any promissory notes evidencing such indebtedness and any guaranties thereof;
               (vii) any obligation, liability or commitment under the Assumed Contracts to the extent such obligation, liability or commitment relates to the period prior to the Closing Date, and any obligation, liability or commitment under any Contract that is not an Assumed Contract, except to the extent included as a liability on the Final Closing Balance Sheet;

               (viii) any liability or obligation for any defects in or damages arising out of any goods or services sold by Sellers, except for the warranty obligations assumed pursuant to Section 1.3(a)(ii);
               (ix) liabilities for the accounts payable and other operating expenses accrued by Sellers with respect to the Business for all periods prior to the Closing in the ordinary course of business; and
               (x) liabilities of Sellers under or with respect to the CSI Contract, the CTS Contract or any other contract or obligation of Sellers that relates to the conduct of business in Cuba.
          1.4 Closing. Subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Covington & Burling, 1201 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m. local time on May 1, 2006, or such other time and place as Purchaser and Sellers may agree to in writing (such date of the Closing hereinafter referred to as the “Closing Date”) and shall be deemed to be effective as of 12:01 am on the Closing Date.
          1.5 Purchase Price. In consideration of the sale of the Purchased Assets and Sellers’ other covenants and obligations hereunder, Purchaser shall pay a purchase price in an aggregate amount of $9.4 million (the “Base Purchase Price”), as such amount is adjusted in accordance with Section 1.6, plus the assumption of the Assumed Liabilities, plus the earn-out as specified in Section 1.7. At the Closing, Purchaser shall pay the Base Purchase Price as follows::
          (a) $3.4 million, adjusted by the Estimated Working Capital Adjustment, if any (as determined pursuant to Section 1.6(a)) (the “Cash Purchase Price”) by wire transfer of same day funds; and
          (b) an aggregate number of shares of Purchaser Common Stock equal to $6.0 million divided by the Purchaser Share Price (the “Initial Purchaser Shares”).
          1.6 Post-Closing and Working Capital Adjustment.
          (a) In the event that that Final Working Capital (as defined below) is different than $0, the Purchase Price shall be adjusted by the “Working Capital Adjustment.” “Working Capital” shall consist of (x) Sellers’ inventory, undelivered material on order pursuant to purchase orders issued by Sellers or issued by contract manufacturers as permitted by Sellers’ agreements with such contract manufacturers (“Undelivered Material”), offset by a reserve equal to the amount, if any, by which the cost of the Undelivered Material exceeds the fair market value thereof as agreed by Purchaser and Sellers, and prepaid expenses and deposits relating to the Business, minus (y) the purchase price payable with respect to the Undelivered Material and a $40,000 warranty reserve, each as of 12:01 am on the Closing Date and as determined in accordance with Canadian GAAP (except as otherwise agreed by the parties). Sellers shall deliver to Purchaser not later than three Business Days prior to the Closing Date an estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), prepared by Sellers in good faith in accordance with Canadian GAAP (except as otherwise agreed by the parties) and in consultation with Purchaser, in order to determine the Estimated Working Capital Adjustment (as defined below). The “Estimated Working Capital Adjustment” shall be the amount, if any, by which the Estimated Working Capital is different than $0. If the Estimated Working Capital is greater than $0, then the Estimated Working Capital Adjustment shall be a positive amount. If the Estimated Working Capital is less than $0, then the Estimated Working Capital will be a negative amount.
          (b) Sellers shall prepare and deliver to Purchaser within 30 days after the Closing Date a determination by Sellers of the Working Capital as of the Closing Date (the “Final Working Capital”).
          (c) Purchaser shall have 30 days after receipt of the Final Working Capital to review Sellers’ books and records with respect to Sellers’ determination of the Final Working Capital and Purchaser and Sellers shall in good faith seek to reach agreement with respect thereto. If Purchaser does not notify Sellers within such 30-day period that it disputes the determination of Final Working Capital, then Purchaser shall be deemed to have agreed with it. If Purchaser notify Sellers within such 30-day period that it disputes the determination of Final Working Capital, then Sellers and Purchaser shall work together in good faith to resolve such dispute. If an agreement is reached during the 90 days following the Closing Date, then within ten Business Days following such agreement, Sellers shall pay to Purchaser or Purchaser shall pay to Sellers, as the case may be, an amount equal to the difference between (x) the Estimated Working Capital and (y) the Final Working Capital (such amount being referred to herein as the “Adjustment Amount”); provided, however, that in no event shall any Adjustment Amount payable by Purchaser to Sellers exceed the amount of the Estimated Working Capital Adjustment.
          (d) If the parties do not reach an agreement on the Final Working Capital within the 90 days following the Closing Date, then Sellers and Purchaser shall select an independent accounting firm of recognized national standing in the United States (the “Arbitrating Firm”) to resolve the disputed items. If Sellers and Purchaser do not agree on the Arbitrating Firm within five calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a nationally recognized independent accounting firm in the United States selected by lot (after excluding one firm designated by Sellers and one firm designated by Purchaser). Purchaser and Sellers shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Final Working Capital, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Final Working Capital. The Arbitrating Firm shall be instructed to complete its analysis within 30 days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Final Working Capital and the basis for its determination, whether its determination is within the Mid-Range (as defined in paragraph (e) below) or if not, whether it is closer to Purchaser’s or Sellers’ written determination of the Final Working Capital. Any determination by the Arbitrating Firm in accordance with this Section 1.6(d) shall be final and binding on the parties. Within five days after the Arbitrating Firm delivers to the parties its written determination of the amount of the Final Working Capital, Sellers shall pay to Purchaser, or Purchaser shall pay to Sellers, as the case may be, the Adjustment Amount.

          (e) If the Arbitrating Firm’s determination of the Final Working Capital is within the Mid-Range, then Sellers and Purchaser shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Purchaser concerning the Final Working Capital is closer to its own determination, then Sellers shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Sellers concerning the Final Working Capital is closer to its own determination, then Purchaser shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term “Mid-Range” means a range that (i) equals 20% of the absolute difference between the written positions of Purchaser and Sellers as to the Final Working Capital and (ii) has a midpoint equal to the average of such written positions of Purchaser and Sellers.
          (f) All payments to be made under this Section 1.6 shall be paid by wire transfer of same day funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.
          1.7 Earn Out.
          (a) Sellers shall be entitled to receive, in addition to the Base Purchase Price, up to the number of shares of Purchaser Common Stock equal to $2.0 million divided by the Purchaser Share Price, depending on the India GSM Fixed Wireless Revenue (as defined below) earned by Purchaser after the Closing (the “India Additional Purchaser Shares”).
               (i) The number of India Additional Purchaser Shares to which Sellers are entitled shall be calculated and determined as follows:
(A) if the India GSM Fixed Wireless Revenue for the period from May 1, 2006 to the earlier of June 30, 2007 and 365 days following the national launch of GSM fixed wireless service (the “National Launch Date”) by Airtel (the “GSM Earnout Period”) is $0, then Sellers are not entitled to any India Additional Purchaser Shares;
(B) if the India GSM Fixed Wireless Revenue for the GSM Earnout Period meets or exceeds $40 million, then Sellers are entitled to all of the India Additional Purchaser Shares; or
(C) if the India GSM Fixed Wireless Revenue for the GSM Earnout Period meets or exceeds the lower end of the India GSM Forecast Range but is below the upper end of the India GSM Forecast Range, then Sellers shall be entitled to the India GSM Pro-Rata Portion of the India Additional Purchaser Shares.
               (ii) Purchaser agrees to provide notice of the National Launch Date to Sellers within 14 days thereof.
               (iii) For the purposes of this Section 1.7(a), the following terms mean:

(A) “India GSM Forecast Range” means $0 to $40 million;
(B) “India GSM Fixed Wireless Revenue” means the aggregate gross revenue earned by Purchaser from the sale of fixed wireless phones shipped for sale in India; and
(C) “India GSM Pro-Rata Portion” means the fraction equal to India GSM Fixed Wireless Revenue divided by $40 million.
          (b) Sellers shall be entitled to receive, in addition to the Purchase Price, up to the number of shares of Purchaser Common Stock equal to $1.6 million divided by the Purchaser Share Price, depending on the TDMA Fixed Wireless Revenue (as defined below) earned by Purchaser after the Closing (the “TDMA Additional Purchaser Shares”).
               (i) The number of TDMA Additional Purchaser Shares to which Sellers are entitled shall be calculated and determined as follows:
(A) if the TDMA Fixed Wireless Revenue for the period from March 31, 2006 to December 31, 2006 (the “TDMA Earnout Period”) is $0, then Sellers are not entitled to any TDMA Additional Purchaser Shares;
(B) if the TDMA Fixed Wireless Revenue for the TDMA Earnout Period meets or exceeds $20 million, then Sellers are entitled to all of the TDMA Additional Purchaser Shares; or
(C) if the TDMA Fixed Wireless Revenue for the TDMA Earnout Period meets or exceeds the lower end of the TDMA Forecast Range but is below the upper end of the TDMA Forecast Range, then Sellers shall be entitled to the TDMA Pro-Rata Portion of the TDMA Additional Purchaser Shares.
               (ii) For the purposes of this Section 1.7(b), the following terms mean:
(A) “TDMA Forecast Range” means $0 to $20 million;
(B) “TDMA Fixed Wireless Revenue” means the aggregate gross revenue earned by Purchaser from the sale of TDMA fixed wireless phones; and
(C) “TDMA Pro-Rata Portion” means the fraction equal to TDMA Fixed Wireless Revenue divided by $20 million.
          (c) Within 10 days following the end of each of the GSM Earnout Period and the TDMA Earnout Period, a senior officer of Purchaser will provide Sellers with an officer’s certificate certifying the amount of the India GSM Fixed Wireless Revenue for the GSM Earnout Period and the TDMA Fixed Wireless Revenue for the TDMA Earnout Period, respectively (each, a “Revenue Certification”). Sellers shall have the right to audit Purchaser’s books and records pertaining to the India GSM Fixed Wireless Revenue for the GSM Earnout Period and the TDMA Fixed Wireless Revenue for the TDMA Earnout Period, respectively, for a period of 30 days after receiving the respective Revenue Certification (the “Audit Period”). Purchaser will allow Sellers’ auditor to conduct such audit during normal working hours and will provide such auditor with access to all relevant books, records and personnel as such auditor may reasonably require to conduct such audit.
          (d) Upon the expiration of the Audit Period (or on such earlier date as may be requested by Sellers upon their written acceptance of the Revenue Certification), Purchaser shall issue such number of shares of Purchaser Common Stock equal to the number of India Additional Purchaser Shares or TDMA Additional Purchaser Shares to which Sellers are entitled pursuant to Section 1.7(a), or Section 1.7(b) based on the revenues set forth in the Revenue Certification; provided, however, that if Sellers deliver written notice to Purchaser during the Audit Period of a dispute with the amount in a Revenue Certification, the Audit Period shall be extended an additional 30 days (or such shorter period as agreed by the parties) to allow Purchaser and Sellers to seek in good faith to reach agreement with respect to the amount in the Revenue Certification. If an agreement cannot be reached, either Sellers or Purchaser may refer the dispute to dispute resolution in accordance with Section 7.13.
          1.8 Purchase Price Allocation. The Purchase Price (including the assumption of the Assumed Liabilities) shall be allocated among the Purchased Assets in a manner to be determined jointly by Purchaser and Sellers, each acting reasonably, as soon as reasonably practical following the Closing, which allocation shall be consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Purchase Price Allocation”). Each of the parties hereto agrees to be bound by the Purchase Price Allocation and will not take a position on any Tax Return before any Governmental Authority charged with the collection of any Tax or in any judicial proceeding that is in any way inconsistent with the Purchase Price Allocation and will cooperate with each other in timely filing Forms 8594 with the IRS consistent with such allocation. In the event that the Purchase Price Allocation is disputed by any Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto in writing of such notice and resolution of the dispute.
          1.9 Procedures for Certain Purchased Assets Not Freely Transferable.
          (a) If any property or right (other than the Permits) included in the Purchased Assets is not assignable or transferable to Purchaser either by virtue of the provisions thereof or under any Law applicable to Sellers or Sellers’ properties or assets without the consent of one or more third persons (each, a “Non-Assignable Right”), Sellers shall use their commercially reasonable efforts, at Sellers’ sole cost and expense, to obtain such consents after the execution of this Agreement until such consent is obtained. If any such consent in respect of a Non-Assignable Right cannot be obtained prior to the Closing Date and the Closing nevertheless occurs, (i) this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, but (A) Sellers shall use their commercially reasonable efforts to obtain such consent as soon as possible after the Closing Date, and (B) Purchaser shall cooperate, to the extent commercially reasonable, with Sellers in Sellers’ efforts to obtain such consents; and (ii) if such consent has not been obtained within 180 days after the Closing Date, then at Purchaser’s election by notice to Sellers, (A) the Non-Assignable Right shall be an

Excluded Asset and Purchaser shall have no obligation pursuant to Sections 1.2(a) or 1.3(a) or otherwise with respect to any such Non-Assignable Right or any liability with respect thereto, or (B) Sellers shall use their commercially reasonable efforts to obtain for Purchaser substantially all of the practical benefit and burden of such property or rights, including by (1) entering into appropriate and reasonable alternative arrangements on terms mutually agreeable to Purchaser and Sellers and (2) subject to the consent and control of Purchaser, enforcement, at the cost and for the account of Purchaser, of any and all rights of Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.
          (b) If any of the Permits included in the Purchased Assets is not assignable or transferable, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Sellers shall cooperate with Purchaser in its efforts to obtain a replacement Permit issued in Purchaser’s name. If any replacement Permit cannot be obtained prior to the Closing Date and the Closing occurs, Sellers agree to allow Purchaser to operate under its Permits if permitted by applicable Laws or applicable Governmental Authorities for a period of up to 90 days after the Closing (or such longer period as may be reasonably necessary for Purchaser and permitted by applicable laws and Governmental Authorities, using its commercially reasonable efforts, to obtain the replacement Permits).
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each of Canadian Parent and US Seller jointly and severally make the representations and warranties set forth in this Article II to Purchaser, as of the date hereof, and again at and as of the Closing Date. All representations and warranties of Sellers are made subject to the exceptions which are noted in the Disclosure Letter delivered by Sellers to Purchaser concurrently herewith and identified by the parties as the “Schedules.”
          2.1 Organization, Authority and Binding Agreement. Canadian Parent is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta. US Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Sellers are qualified to do business as a foreign corporation in each other jurisdiction in which the nature of the Business or ownership of the Purchased Assets requires. Sellers have full corporate power to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly authorized by Sellers’ board of directors and authorization by Sellers’ stockholders is not required. This Agreement has been duly executed and delivered by Sellers and is the valid and binding obligation of Sellers, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          2.2 Purchased Assets.
          (a) Except as set forth on Schedule 2.2(a), Sellers have good and marketable title to (or, if so indicated on Schedule 2.2(a), a valid leasehold interest in, as applicable), all of the Purchased Assets, free and clear of all Liens other than (i) liens for current taxes, payments of which are not yet due and payable and (ii) liens in respect of pledges or deposits under worker’s compensation laws or similar legislation, carriers’, warehousemen’s, mechanics’, laborers’ and materialmen’s and similar liens, if the obligations secured by such liens are not then delinquent or are being contested in good faith by appropriate proceedings and do not exceed $100,000 in the aggregate (collectively, “Permitted Liens”).
          (b) Schedule 2.2(b) lists all items of Tangible Personal Property included in the Purchased Assets and having an original cost of at least $25,000. Except as otherwise set forth on Schedule 2.2(b), all items of Tangible Personal Property are in good operating condition and adequate repair (ordinary wear and tear excepted). Sellers have, and on the Closing Date, Purchaser will enjoy, peaceful and undisturbed possession under all leases of Tangible Personal Property. The Purchased Assets are suitable for the purposes for which they are now being used and, together with the Excluded Assets, constitute all of the properties, assets, interests and rights necessary to continue to operate the Business consistent with current practice.
          2.3 Conflicts; Consents. Except as set forth on Schedule 2.3, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Sellers with any of the provisions hereof (as well as all other instruments, agreements, certificates or other documents contemplated hereby) does or will (i) conflict with or result in a breach of, or require any consent or approval under, the charter or by-laws of Sellers, (ii) conflict with or result in a default, give rise to any right of termination, cancellation, acceleration, or modification, or require any consent or approval, under any of the provisions of any Contract listed on Schedule 2.9 or any other material Contract to which Sellers are a party, (iii) violate any Law, or (iv) result in the creation or imposition of any claim, lien or encumbrance on the Purchased Assets. Except as set forth on Schedule 2.3, no consent or approval by, or any notification of or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by Sellers of this Agreement or the consummation of the transactions contemplated hereby.
     2.4 Financial Information.
          (a) The following financial statements are attached to Schedule 2.4(a) (the “Financial Statements”): unaudited balance sheets of the Business at December 31, 2005, and the unaudited statements of income for the twelve months ended December 31, 2004, and December 31, 2005.
          (b) The Financial Statements have been prepared in conformity with the principles set out in Schedule 2.4(b). Except as specified on Schedule 2.4(b), the balance sheet of the Business as set forth above presents fairly Sellers’ financial position of the Business as of such date, and each of the statements of income presents fairly Sellers’ results of operations of the Business for the period then ended. Except for obligations or liabilities incurred in the ordinary course of business since December 31, 2005, there are no obligations or liabilities (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by Sellers with respect to the Business which were required in accordance with Canadian GAAP to be shown or provided for, but were not shown or provided for, on the balance sheet forming a part of the Financial Statements.

          2.5 Absence of Change. Except as set forth on Schedule 2.5, since December 31, 2005, Sellers have conducted the Business in the ordinary course, and there has not been:
          (a) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by Sellers with respect to the Business, other than current obligations and liabilities incurred in the ordinary course of business;
          (b) any sale, assignment, pledge, encumbrance, transfer or other disposition of any asset (real or personal, tangible or intangible) with respect to the Business, except in each case under this Section 2.5(b), in the ordinary course of business;
          (c) any write-down of the value of any Purchased Asset;
          (d) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to Sellers with respect to the Business;
          (e) any purchase of inventory or other tangible assets with respect to the Business, in excess of $25,000 in any individual case or $100,000 in the aggregate;
          (f) any capital expenditure or commitment or addition to Sellers’ property, plant or equipment with respect to the Business, in excess of $10,000 in any individual case or $50,000 in the aggregate;
          (g) any damage, destruction or loss (whether or not covered by insurance) affecting any Purchased Asset that is material to the conduct of the Business;
          (h) any change in the accounting methods or practices followed by Sellers, any change in depreciation or amortization policies or rates followed by Sellers, or any change in the policies for establishing reserves on Sellers’ books with respect to salability of inventory of the Business or contingent liabilities of the Business;
          (i) any extension, amendment or termination of any material Contract relating to the Business, except in the ordinary course of business, including termination due to the expiration of the term of any such Contract in accordance with its terms;
          (j) any Material Adverse Effect or the loss of any of Sellers’ material customers or suppliers relating to the Business;
          (k) any shutdown or cessation of operations conducted by, or constituting a part of, the Business; or
          (l) any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing paragraphs (a) through (k).
     2.6 Tax Matters. Taxes due from or payable by Sellers to the extent they arise out of the Business on or prior to Closing have been fully paid on a timely basis or are adequately provided for on the Financial Statements. Sellers have not executed any presently effective waiver or extension of any statute of limitations against assessments and collection of any Taxes to the extent they arise out of the Business, and there are no pending or threatened claims, assessments, notices, proposals to assess, deficiencies or audits with respect to any such Taxes. There are no Tax liens on any of the Purchased Assets. None of the Purchased Assets constitute a “United States real property interest” as defined in Section 897(c) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
     2.7 Property Related Matters.
          (a) There is no real property which is owned by Sellers and used or held for use in connection with the Business. Schedule 1.2(a)(i) contains a true, correct and complete list of all real property and interests in real property leased, licensed, occupied, or used by Sellers in connection with the Business, together with its legal description, the address by which it is commonly known and the use for which it is being employed as of the Closing Date. Sellers have a good, valid and existing leasehold estate, as tenant or such other status (as described in Schedule 1.2(a)(i)) in each Leased Real Property, in each case free and clear of all Liens affecting title to or the use and occupancy of such Leased Real Property, except for Permitted Liens. Sellers have provided Purchaser with true, correct and complete copies of each of the leases, subleases, licenses and other Contracts with respect to all Leased Real Property
          (b) Sellers have, and on the Closing Date Purchaser will enjoy, peaceful and undisturbed possession under all leases, subleases or other Contracts with respect to the Leased Real Property. Sellers have not received, or sent to any tenant, subtenant, or licensee of Sellers, any notice of default under any lease, sublease, license or other Contract with respect to the Leased Real Property that remains outstanding or uncured as of the Closing Date. Sellers have no knowledge of any event which now constitutes, or which upon the giving of notice or the passage of time, or both, would give rise to, any default in the performance by them or any landlord, licensor, tenant, subtenant, or licensee of Sellers of any obligation under any lease, sublease, license or other Contract with respect to the Leased Real Property. Sellers have no liability for any leasing commission or underpaid or unpaid operating expense, tax, other imposition amounts, or similar amounts due, arising out of, resulting from or relating to any lease, sublease, license or other Contract with respect to the Leased Real Property incurred by Sellers.
     2.8 Intellectual Property.
          (a) Schedule 2.8 sets forth all of the following used by Sellers in connection with the Business (A) patents, patent applications, patent disclosures, inventions; (B) trademarks, service marks, trade names, logos and corporate names and registrations and applications for registration and applications for registration thereof, together with all of the goodwill associated therewith; (C) registered copyrights; (D) computer software (other than general commercial software), data, data bases and documentation thereof; and (E) domain names and URLs used by Sellers. Schedule 2.8 sets forth the registration numbers for any of the foregoing intellectual property rights that have been registered by Sellers. To Sellers’ best knowledge and except as set forth on Schedule 2.8, Sellers (i) own, or possess legally enforceable rights under valid agreements listed on Schedule 2.9, to use in the manner that they currently use, each of the foregoing items of intellectual property and all inventions, processes, designs, formulae, trade secrets and know-how necessary for the conduct of their business, as presently conducted, without the payment of any royalty or similar payment, and (ii) except for the CSI Contract, and any rights or license granted by Sellers in Contracts listed in Schedule 2.9, have not granted to any third party any rights to use any of the foregoing intellectual property rights of Sellers.
          (b) To Sellers’ best knowledge and except as disclosed on Schedule 2.8, the Purchased Assets or Assumed Liabilities currently are not infringing upon any intellectual property rights of any other Person, and to Sellers’ best knowledge, no other Person is infringing upon, or challenging the validity of, the intellectual property rights set forth on Schedule 2.8.
          (c) Except as disclosed on Schedule 2.8 to Sellers’ best knowledge, Sellers own all of their formulas, processes, designs and other confidential information used in the Business that confers a commercial advantage to Sellers as a result of their confidential status (“Trade Secrets”). All Trade Secrets were developed internally by Sellers through bona fide business practices or were acquired by purchase from others. To Sellers’ best knowledge, no inadvertent disclosure of any Trade Secret has occurred, whether through negligence, corporate espionage, or otherwise, and to Sellers’ best knowledge, the Trade Secrets have not been independently discovered by any competitor.
          (d) Except as set forth on Schedule 2.8, Sellers have taken commercially reasonable steps to (i) maintain the confidentiality of all Trade Secrets and other proprietary inventions, technical data, customer and supplier lists and information pertaining to the Business and (ii) backup and maintain in secure places copies of all databases, computer programs, and other electronically stored information material to Sellers’ conduct of the Business.
          2.9 Contracts. Schedule 2.9 contains a true, correct and complete list of all written or oral Contracts relating to the Business to which Sellers are a party (each in their own name and on their own behalf) or by which any Sellers or the Purchased Assets are bound relating to commitments (contingent or otherwise) in excess of $25,000, with a duration in excess of one year, or including any material restriction or limitation on the conduct of the Business. Sellers have provided Purchaser and its representatives with access to a true, correct and complete copy of each written Contract listed on Schedule 2.9, including all amendments thereto. Each such Contract is in full force and effect, unimpaired by Sellers’ acts or omissions, is the valid and binding obligation of Sellers, and, to Sellers’ best knowledge, the other parties thereto, is enforceable against Sellers and, to Sellers’ best knowledge, the other parties thereto in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Sellers have performed each material term, covenant and condition of such Contracts that is to be performed by it at or before the date hereof.
          2.10 Litigation. Except as set forth on Schedule 2.10, there are no pending lawsuits, actions, claims or legal or administrative or arbitration proceedings instituted by or against Sellers and, to Sellers’ best knowledge, no investigations are pending and no such lawsuits, actions, claims, investigations or proceedings are threatened or have any reason to be threatened, whether at law or in equity, or before or by any Governmental Authority or other governmental department commission, board, bureau, agency or instrumentality. Except as set forth on Schedule 2.10, there are no judgments, decrees, injunctions or orders of any

Governmental Authority or other governmental department commission, board, bureau, agency, instrumentality or arbitrator against Sellers.
          2.11 Compliance, Governmental Authorizations.
          (a) To the best of Sellers’ knowledge, Sellers have been and are in compliance with all federal, national, provincial, regional, state and local Laws, including Laws relating to pollution, protection of the environment or Hazardous Substances or any other applicable Environmental Laws.
          (b) Schedule 2.11(b) sets forth all material federal, national, provincial, regional, state and local Permits necessary to conduct the Business as presently being conducted, including each Permit necessary or useful for Sellers to lease or use any Leased Real Property, and indicates which of such Permits Sellers possess. Sellers are in compliance with all such Permits. All such Permits held by Sellers are in full force and effect.
          (c) Sellers do not conduct the Business with or for the benefit of any person or entity located in Cuba, except pursuant to contracts that are included in the Excluded Assets.
     2.12 Labor Relations; Employees.
          (a) Within the last three years, Sellers have not experienced any labor disputes with, or any work stoppages by, any workers involved in the Business and, to Sellers’ best knowledge, no such dispute or work stoppage is threatened against Sellers. Sellers are not subject to any collective bargaining agreement or other Contract with any labor organization or other representative of any of Sellers’ workers involved with the Business. To Sellers’ best knowledge, there is no labor union organizing activity pending or threatened with respect to any of Sellers’ workers involved in the Business. There is no unfair labor practice claim against Sellers before the United States National Labor Relations Board in connection with the Business.
          (b) Sellers have not offered to provide life, health or medical benefits or insurance coverage to any individual involved in the Business, or to the family members of any such individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by applicable law.
          (c) Except as set forth on Schedule 2.12(c) the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, officer, director or partner of Sellers involved in the Business to severance pay, any change in control payment or any other payment, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, any such employee, independent contractor, officer, director or partner.
          (d) Except as disclosed in Schedules 2.12(c), 2.12(e), 4.14(a), 4.14(b) and 4.14(c), Sellers have no Plans applicable to the Business or the Business Employees (as defined below).

          (e) Schedule 2.12(e) includes a list of the names and annual rates of compensation of Sellers’ employees, contractors and consultants involved with or supporting the Business whose annual rates of compensation during the fiscal year ended December 31, 2005 (including base salary, bonus and incentive pay), exceed $75,000. Schedule 2.12(e) also summarizes the Plan benefits and other like benefits (e.g., company automobile, club membership), if any, paid or payable to such employees during Sellers’ fiscal year ended December 31, 2005, and to the date hereof.
          2.13 Prepayments. Sellers have not received any prepayment for services to be performed or goods to be delivered related to the Assumed Liabilities after the Closing Date.
          2.14 Inventory. Schedule 2.14 sets forth a schedule, as of March 31, 2006, of all items of usable or salable inventory of the Business, together with the dollar amount of their book value. Except as noted on Schedule 2.14, all such inventory is in new condition, is (if manufactured by a Person other than Sellers) subject to the full benefit of any applicable manufacturer’s warranties, and is in merchantable condition.
          2.15 Warranties. Attached to Schedule 2.15 is a copy of the warranty terms offered by Sellers to their customers of the Business. Except as indicated on Schedule 2.15 and except for any warranties granted by any third parties directly to Sellers’ customers, Sellers have not granted to any customers of the Business any warranties currently in effect with respect to goods or services sold, leased, or otherwise provided to such customers in a form other than the standard terms referenced above.
          2.16 Significant Customers and Suppliers.
          (a) Schedule 2.16(a) lists the five most significant customers of the Business, on the basis of revenues for goods sold or services provided for the most recent fiscal year. Except as set out in Schedule 2.16(a), Sellers have not received any notice and has no reason to believe that any customer listed in Schedule 2.16(a) has ceased, or will cease, to use the products, equipment, goods or services of the Business, or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.
          (b) Schedule 2.16(b) list the ten most significant vendors or suppliers of raw materials, supplies, merchandise and other goods of the Business, on the basis of cost of goods or services purchased for the most recent fiscal year. Except as set out in Schedule 2.16(b), Sellers have not received any notice, and do not have any reason to believe, that any such vendor or supplier will not sell raw materials, supplies, merchandise or other goods to Purchaser at any time after the Closing Date on terms and conditions substantially similar to those used in its current sales to Sellers, subject only to general and customary price increases. To Sellers’ best knowledge, no such customer, vendor or supplier is threatened with bankruptcy or insolvency.
          2.17 Books and Records. Sellers’ minute books as they pertain to the Business and general ledgers and books of account of the Business and all of Sellers’ other books and records related to the Business are complete and correct.

          2.18 Propriety of Past Payments. In connection with the Business, none of Sellers, any director, officer, employee or agent of Sellers or any other Person associated with or acting for or on behalf of Sellers has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for Sellers in securing business, (ii) to pay for favorable treatment for business secured for Sellers, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of Sellers or (iv) otherwise for the benefit of Sellers in violation of any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.
          2.19 Investment Representations.
          (a) Sellers understand that the Purchaser Shares are being offered and sold pursuant to a private placement exemption from (i) registration contained in the Securities Act based in part upon Sellers’ representations contained in this Section 2.19, and (ii) from the prospectus and registration requirements of applicable Canadian securities legislation pursuant to the asset acquisition exemption in Section 2.12 of National Instrument 45-106.
          (b) Sellers are accredited investors within the meaning of Regulation D under the Securities Act and are acquiring the Purchaser Shares for their own account for investment only, and not with a view towards their distribution. Sellers, by reason of their management’s, business or financial experience, has the capacity to protect their own interests in connection with the transactions contemplated by this Agreement.
          (c) Sellers understand that they must bear the economic risk of the Purchaser Shares indefinitely unless their Purchaser Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Sellers understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Sellers to transfer all or any portion of the Purchaser Shares under the circumstances, in the amounts or at the times Sellers might propose. Sellers understand that the Purchaser Shares may not be sold or otherwise transferred during the 180 days following the Closing Date, except in accordance with the Lock-up Agreement (as defined below).
          (d) Sellers have been advised or is aware (i) of the provisions of Rule 144, which permits limited resale in the United States of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations; and (ii) that unless permitted pursuant to an exemption under applicable Canadian securities legislation, the Purchaser Shares cannot be resold in Canada before the date which is four months and one day after Purchaser becomes a reporting issuer in Canada (as defined under applicable Canadian securities legislation), and Sellers acknowledge that Purchaser is not currently, and has no present intention of becoming in future, a reporting issuer in Canada.

          2.20 Brokers. No agent, broker, investment banker or any other Person acting on Sellers’ behalf or under Sellers’ authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby, with the exception of GMP Securities, Inc., whose fees and commissions are Sellers’ sole obligation.
          2.21 Complete Disclosure. No representation or warranty made by Sellers in this Agreement or in any schedule, exhibit, certificate or other instrument executed by Sellers and delivered to Purchaser pursuant to or as part of this Agreement on the date hereof or at Closing contains any untrue statement of material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were furnished.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser makes the representations and warranties set forth in this Article III to Sellers, as of the date hereof, and again at and as of the Closing Date.
          3.1 Organization, Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
          3.2 Authority; Binding Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by Purchaser and is its valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.
          3.3 Conflicts; Consents. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof (as well as all other instruments, agreements, certificates or other documents contemplated hereby) will (i) conflict with or result in a breach of Purchaser’s charter, by-laws or other constitutive documents, (ii) conflict with or result in a default (or give rise to any right of termination, cancellation, acceleration or modification) under any of the provisions of any note, bond, lease, mortgage, indenture, license, franchise, Permit, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or its properties or assets, may be bound or affected, except for such conflict, breach or default as to which requisite waivers or consents shall be obtained before the Closing, or (iii) violate any Law applicable to Purchaser or its properties or assets. No consent or approval by, or any notification of or filing with, any governmental authority or body is required in connection with the execution, delivery and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

          3.4 SEC Reports. Purchaser has on a timely basis filed all forms, reports and documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since December 31, 2003 (the “SEC Reports”), and no event required to be disclosed has occurred since March 31, 2006 that has not been disclosed on a timely basis in accordance with the SEC’s rules and regulations. All SEC Reports (x) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Purchaser is in compliance with the applicable listing rules of Nasdaq and, since December 31, 2003, has not received any notice from Nasdaq asserting any non-compliance with such rules.
          3.5 Purchaser Shares. Upon delivery of the Initial Purchaser Shares and the Cash Purchase Price by Purchaser in the manner contemplated in Section 1.5, and the delivery of the Purchased Assets by Sellers to Purchaser, Sellers shall acquire the beneficial and legal title to the Initial Purchaser Shares, free and clear of all Liens, except for restrictions on transfer under United States federal and state securities laws and the restrictions set forth in this Agreement (and in the Registration Rights Agreement) against the sale or transfer of the Purchaser Shares during the 180 days following the Closing Date, subject to the Lock-up Agreement. Upon delivery of the India Additional Purchaser Shares and the TDMA Additional Purchaser Shares in the manner contemplated in Section 1.7, Sellers shall acquire the beneficial and legal title to such shares, free and clear of all Liens, except for restrictions on transfer under United States federal and state securities laws and the restrictions set forth in this Agreement (and in the Registration Rights Agreement). All shares of Purchaser Common Stock issued under this Agreement will be validly issued, fully paid and nonassessable and shall have the benefit of the Registration Rights Agreement to be entered into at the Closing.
          3.6 Brokers. No agent, broker, investment banker or other Person acting on Purchaser’s behalf or under Purchasers’ authority is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby, with the exception of Canaccord Adams, whose fees and commissions are Purchaser’s sole obligation.
          3.7 No Material Adverse Change. Since December 31, 2005, except as identified and described in the SEC Reports and except for this Agreement, there has not been:
          (a) any change in the consolidated assets, liabilities, financial condition or operating results of Purchaser from that reflected in the financial statements included in Purchaser’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;
          (b) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of Purchaser’s capital stock, or any redemption or repurchase of any securities of Purchaser;

          (c) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of Purchaser;
          (d) any waiver, except in the ordinary course of business, by Purchaser of a material right or of a material debt owed to it;
          (e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by Purchaser, except in the ordinary course of business and which is not material to Purchaser’s assets, properties, financial condition, operating results or business (as such business is presently conducted and as it is proposed to be conducted);
          (f) any change or amendment to Purchaser’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which Purchaser is bound or to which any of its assets or properties is subject;
          (g) any material labor difficulties or labor union organizing activities with respect to Purchaser’s employees; or
          (h) any material transaction entered into by Purchaser required to be disclosed in a Current Report on Form 8-K.
          3.8 Complete Disclosure. No representation or warranty made by Purchaser in this Agreement or in any schedule, exhibit, certificate or other instrument executed by Purchaser and delivered to Sellers pursuant to or as part of this Agreement on the date hereof or at Closing contains any untrue statement of material fact or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances in which they were furnished.
ARTICLE IV
ADDITIONAL AGREEMENTS
          4.1 Expenses. Each party hereto shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement.
          4.2 Conduct of Business.
          (a) From the date hereof until the earlier of the termination of this Agreement or the Closing Date, except as otherwise expressly permitted by this Agreement or except with Purchaser’s prior written consent, Sellers shall operate the Business in the ordinary course of business.
          (b) Without limiting the generality of the foregoing, except as otherwise expressly permitted by this Agreement or except with Purchaser’s prior written consent, Sellers shall prohibit any state of affairs or action described in Section 2.5, to the extent any of such matters relate to the Business and are within their control, using commercially reasonable efforts.
          4.3 Further Assurances. Each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable law, to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable and to ensure that the conditions to the other party’s obligations to close as set forth in Article V hereof are satisfied, insofar as such matters are within the control of either of them. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties to this Agreement shall take or cause to be taken all such necessary action, including the execution and delivery of such further instruments and documents, as may be reasonably requested by either party for such purposes or otherwise to complete or perfect the transactions contemplated hereby.
          4.4 Access and Information. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each party shall permit the other parties and their agents and representatives to have access to such party and their officers, counsel, auditors, books and records with respect to the Business, the Purchased Assets and the liabilities of the Business, and the opportunity to investigate Sellers’ title to the Purchased Assets and the condition and nature of the Purchased Assets and the liabilities of the Business, in each case upon reasonable notice and during normal business hours. All information furnished to Purchaser by Sellers shall be subject to the terms of the Mutual Non-Disclosure Agreement, dated as of September 20, 2005 (the “Confidentiality Agreement”), between Canadian Parent and Purchaser, which is hereby reaffirmed.
          4.5 Public Announcement. Until the Closing, neither Purchaser nor Sellers shall issue or cause the dissemination of any press release or other public announcements or statements with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent will not be unreasonably withheld or delayed, except as may be required by law or by any listing agreement with a national securities exchange or trading market (and in such case shall use all reasonable efforts to consult the other party prior to such release or statement).
          4.6 Tax Matters.
          (a) Transfer Taxes. All recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar Taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to the Purchased Assets by Sellers to Purchaser pursuant to this Agreement or the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne equally by Sellers, on the one hand, and Purchaser on the other hand.
          (b) Allocation of Taxes. All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the day prior to the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Sellers and Purchaser based on the number of days of such taxable period that are prior to the Closing Date and the number of days of such taxable period that are on or after the Closing Date. Sellers shall be liable, and shall indemnify Purchaser against, the proportionate amount of Apportioned Obligations attributable to the portion of such a taxable period ending on the Closing Date and Purchaser shall be liable for, and shall indemnify Sellers against, the proportionate amount of Apportioned Obligations attributable to the portion of such a taxable period after the Closing Date.
          (c) Refunds.
               (i) Sellers shall be entitled to any refunds or credits of Taxes attributable to or arising from taxable periods ending on or before the Closing Date with respect to the Business.
               (ii) Purchaser shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning after the Closing Date with respect to the Business.
               (iii) Sellers and Purchaser shall use commercially reasonable efforts to obtain any applicable Tax refund or reduction with respect to any Taxes. Purchaser shall promptly forward to Sellers or reimburse Sellers for any Tax refunds or Tax credits due Sellers (pursuant to the terms of this Article IV) after receipt thereof, and Sellers shall promptly forward to Purchaser (pursuant to the terms of this Article IV.) or reimburse Purchaser for any Tax refunds or Tax credits due Purchaser after receipt thereof.
          (d) Cooperation and Exchange of Information. In connection with the Business, the Purchased Assets and the Assumed Liabilities, each of Sellers and Purchaser shall (i) provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Taxes, (ii) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.
          4.7 Consents of Others. Prior to the Closing, each party shall use commercially reasonable efforts to obtain all authorizations, consents and permits required for such party to permit the consummation of the transactions contemplated hereby, including without limitation the consents described on Schedule 2.3. Each party shall, upon request, cooperate in such efforts; provided, however, that such cooperation shall not require either party to accept any material modification to the terms of any agreement.
          4.8 Notice of Developments. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, (i) Sellers shall give prompt written notice to Purchaser of any material development affecting the Purchased Assets, liabilities, business, financial condition, prospects, operations or results of operations of Sellers in connection with the Business, (ii) Purchaser shall give prompt written notice to Sellers of any material development affecting Purchaser’s business and (iii) each party hereto will give prompt written notice to the others of any material development affecting the ability of any such parties to consummate the transactions contemplated hereby.

          4.9 Non-Solicitation of Offers. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, Sellers shall not solicit any offers for, engage in any negotiations or discussions with respect to, or provide any information with respect to Sellers in connection with any sale, lease, transfer or other conveyance of all or any substantial portion of the Purchased Assets. Sellers shall promptly notify Purchaser of any inquiry made to Sellers with respect to any of the foregoing, specifying the source of such inquiry and any proposed terms. Between the date of this Agreement and the earlier of Closing Date or termination of this Agreement, Purchaser shall not solicit or make any offers with respect to the sale of its fixed wireless business or the Business. Purchaser shall notify Sellers of any such solicitation made to it that it intends to pursue, specifying the source of such inquiry and any proposed terms.
          4.10 Insurance. Prior to Closing, Sellers shall use their commercially reasonable efforts to cooperate and provide information requested by Purchaser in order to facilitate the replacement by Purchaser at Closing of Sellers’ current insurance coverage.
          4.11 Post-Closing Access and Confidentiality of Information. Sellers acknowledge and agree that from and after the Closing Date, Purchaser will be entitled to copies of all documents, books, records, agreements, and financial data of any sort relating to the Business, the Purchased Assets and Assumed Liabilities (exclusive of the Excluded Assets and the Excluded Liabilities) maintained at Sellers’ principal office or otherwise within the Sellers’ possession or control. Following the Closing, Sellers acknowledge and agree that all information that they have regarding the Business, the Purchased Assets and Assumed Liabilities (exclusive of the Excluded Assets and the Excluded Liabilities) will constitute Purchaser’s confidential information (“Confidential Information”). Sellers shall not disclose any Confidential Information to any other person or use any Confidential Information for any purpose, other than as required by Law after notice to Purchaser. For purposes of this Section 4.11, information that has been publicly disclosed other than by a breach by Sellers of this Agreement shall cease to be Confidential Information.
          4.12 Litigation Support. In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or before the Closing Date involving Sellers, each of the other parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article VI below).
          4.13 No Disclosure. Each party shall keep and cause its affiliates to keep the terms and conditions of this Agreement, as well as information disclosed to such party under this Agreement, confidential, except to the extent required by law and pursuant to the parties’ public reporting obligations or to attorneys, accountants or other advisors or in connection with litigation relating to this Agreement.

          4.14 Employment Matters.
          (a) Schedule 4.14(a) lists the name, position, annual compensation and office location of each of Sellers’ employees, independent contractors or consultants providing services to the Business to whom Purchaser will make employment offers (the “Business Employees”). Purchaser will make employment offers to all Business Employees, other than the Key Employees (as defined below), on terms and conditions substantially similar to Purchaser’s existing employees. Purchaser shall provide each Business Employee who accepts Purchaser’s offer of employment with severance benefits in accordance with Purchaser’s severance policies as in effect from time to time, and shall give such Business Employee credit, for such purpose, for such Business Employee’s period of employment by Sellers with the same effect as if such Business Employee had been employed by Purchaser for such period. Sellers shall not terminate the employment of any Business Employee as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, nor shall Sellers take any action that would impede, interfere or otherwise compete with Purchaser’s effort to retain any Business Employee. Nothing contained in this Agreement, however, shall preclude or limit Purchaser from changing the employment conditions of any Business Employee in the normal and ordinary course of business or terminating any Business Employee. The foregoing does not constitute a commitment to continue the employment of any Business Employee of Sellers, or to provide any Business Employee of Sellers with any specified level of compensation or benefits.
          (b) Schedule 4.14(b) identifies certain of Sellers’ employees who are designated as key employees under this Agreement (the “Key Employees”). Each Key Employee shall be offered employment by Purchaser after the Closing pursuant to offer letters in substantially the form previously discussed by Purchaser and Sellers (the “Key Employee Terms”).
          (c) Certain of Sellers employees identified on Schedule 4.14(c) who are not Business Employees shall participate in a transition plan for a mutually agreed time, during which time such employees shall support the transition of the Business to Purchaser following the Closing (the “Transition Staff”). The Transition Staff shall continue to be employed by Sellers (unless employment is terminated by such Transition Staff employee), and all employment, severance and Plan-related obligations for such employees shall remain obligations of Sellers. Sellers shall not take any action that would impede, interfere or otherwise compete with Purchaser’s effort to offer employment to any Transition Staff if it so elects not later than 15 days before the expiration of such employee’s transitional period of service. The Transition Staff, the transition services, the fees and expenses to be paid by Purchaser for transition services and the time period during which such employees will provide transition support to the Business are described in Schedule 4.14(c).
          (d) Canadian Parent shall provide certain location services to Purchaser to assist it in establishing a presence in Calgary. For a period of three months following the Closing, Canadian Parent shall provide office space and office facilities (the “Office Space and Facilities”) for any Business Employee in Calgary at no cost to Purchaser. After the initial three month period, for up to five additional months, Canadian Parent will provide Office Space and Facilities to Purchaser at a rate of $500 per employee, per month, such cost to be invoiced by Canadian Parent, and paid by Purchaser, on a monthly basis. At Purchaser’s request, Canadian

Parent agrees to use commercially reasonable efforts to assist Purchaser in securing independent internet services for its Calgary-based employees, with the cost of such services to be paid directly by Purchaser.
          4.15 Non-competition. At the Closing, Sellers shall enter into the Non- compete Agreement with Purchaser in the form of Exhibit B (the “Non-compete Agreement”).
          4.16 Lock-up Agreement and Registration Rights Agreement. At the Closing, Sellers shall enter into a (a) Lock-up Agreement with Purchaser in the form of Exhibit C (the “Lock-up Agreement”), which agreement will grant Sellers certain rights with respect to Purchaser’s board of directors in exchange for accepting restrictions on the Purchaser Shares, and (b) a Registration Rights Agreement with Purchaser in the form of Exhibit D (the “Registration Rights Agreement”), which will govern Purchaser’s registration obligations with respect to the Purchaser Shares.
          4.17 Financial Statements.
          (a) Immediately after the date of this Agreement, Sellers shall (i) prepare the historical financial statements including balance sheets, statements of operations, statements of cash flows and accompanying footnotes of the Business for the number of most recently completed fiscal years of Sellers ending prior to Closing that Purchaser will be required to file with the SEC on Form 8-K under Rule 3-05 of Regulation S-X; (ii) engage KPMG LLP (“KPMG”) to conduct an audit of and report on the historical financial statements under (i) above; (iii) prepare the unaudited interim financial statements and accompanying footnotes for all periods of the current and prior fiscal year that Purchaser will be required to file interim financial statements with the SEC on Form 8-K under Rule 3-05 of Regulation S-X; and (iv) engage KPMG to perform a review of such unaudited interim financial statements under (iii) above in accordance with SAS 100.
          (b) Sellers agree that (i) the audited historical and unaudited interim financial statements will be prepared in United States dollars in accordance with US GAAP; and (ii) Sellers shall provide Purchaser the audited and unaudited financial statements required by Section 4.17(a) as soon as practicable but no later than 60 days after Closing.
          (c) In connection with the audit to be performed by KPMG, Sellers agree to (i) provide KPMG with full and timely assistance and access to, and to examine and make copies of, all books and records of Sellers relating to the Business; (ii) close the books of the Business in accordance with US GAAP; (iii) prepare all appropriate income tax provisions; (iv) draft the financial statements and footnotes of the Business; (v) execute reasonable and customary “representation letters” upon completion of the audit prior to the issuance of KPMG’s audit report and (vi) if necessary, “carve out” the necessary financial information and allocate corporate expenses in accordance with Staff Accounting Bulletin No. 55 for the audited historical financial statements of the Business to comply with the SEC’s rules and regulations.
          (d) Purchaser agrees to promptly reimburse Sellers for all reasonable out-of-pocket expenses incurred by Sellers in the performance of their obligations under this Section 4.17, including but not limited to fees and expenses of KPMG and any third parties engaged to provide accounting and US GAAP consulting services in connection with the preparation of the audited financial statements.
          4.18 Sellers Closing Documents. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser:
          (a) a duly executed bill of sale, in form and substance to the reasonable satisfaction of Purchaser;
          (b) a duly executed assignment and assumption agreement, in form and substance to the reasonable satisfaction of Purchaser;
          (c) an assignment for each of the leases, subleases, licenses or other Contracts in respect of the Leased Real Property;
          (d) assignments for any registrations and applications included in the intellectual property to be assigned pursuant to Section 1.2(a)(viii), in such form or forms as shall be recordable in all jurisdictions in which such registrations have been made or such applications have been filed;
          (e) all such other deeds, endorsements or other instruments as shall be requested by Purchaser to vest in Purchaser good and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens;
          (f) a receipt, in a form satisfactory to Purchaser, acknowledging receipt of the Cash Purchase Price and the Initial Purchaser Shares in satisfaction in full of Purchaser’s obligations pursuant to Section 1.5;
          (g) an opinion of Sellers’ counsel dated as of the Closing Date, in a form customary for like transactions and reasonably acceptable to Purchaser;
          (h) evidence acceptable to Purchaser in its sole discretion, that all Liens identified on Schedule 2.2(a) have been prior to Closing, or at Closing will be, properly terminated or released;
          (i) a certificate of good standing (or equivalent document) in respect of each of the Sellers certified by an appropriate official in Sellers’ jurisdiction of incorporation or formation, dated as of a date not more than ten days prior to the Closing Date;
          (j) a certificate, dated as of the Closing Date, duly executed by an authorized officer of each Seller certifying that:
               (i) the conditions set forth in Sections 5.1(a), 5.1(c) and 5.1(d) have been fulfilled;
               (ii) all documents to be executed by Sellers and delivered at the Closing, including all documents listed in this Section 4.18 and Section 5.1, have been executed by duly authorized officers of Sellers; and

               (iii) (A) Canadian Parent’s articles of incorporation and bylaws, including all amendments thereto, attached to the certificate are true, correct and complete, (B) US Seller’s certificate of formation and LLC agreement, including all amendments thereto, attached to the certificate are true, correct and complete, (C) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (D) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, (D) the resolutions adopted by Canadian Parent’s and US Seller’s board of directors authorizing the execution, delivery and performance of this Agreement by Canadian Parent and US Seller, respectively, which are attached to the certificate, were duly adopted by unanimous written consent or at a duly convened meeting thereof, at which a quorum was present and acting throughout, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto, and (E) no authorization by any of Canadian Parent’s stockholders is required for Canadian Parent or US Seller to authorize, execute, deliver or perform this Agreement; and
          (k) such other documents, certificates or instruments as it may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Sellers hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Purchaser as to their form and substance.
          4.19 Purchaser Closing Documents. At the Closing, Purchaser shall deliver or cause to be delivered to Sellers:
          (a) a certificate or certificates for the Initial Purchaser Shares duly registered to or to the order of Sellers;
          (b) the Cash Purchase Price by wire transfer of same day funds to an account designated by Sellers at least one Business Day prior to the Closing Date;
          (c) an opinion of Purchaser’s counsel dated as of the Closing Date in a form customary for like transactions and reasonably accepted to Sellers;
          (d) a certificate of good standing in respect of Purchaser certified by an appropriate official in Purchaser’s jurisdiction of incorporation, dated as of the date not more than ten days prior to the Closing Date;
          (e) a certificate, dated as of the Closing Date, duly executed by an authorized officer of Purchaser, certifying that;
               (i) the conditions set forth in Sections 5.2(a), 5.2(c) and 5.2(d) have been fulfilled;
               (ii) all documents to be executed by Purchaser and delivered at the Closing, including all documents listed in this Section 4.19 and Section 5.2, have been duly executed by a duly authorized officer of Purchaser; and

               (iii) (A) Purchaser’s Articles of Incorporation and By-laws, including all amendments thereto, attached to the certificate are true, correct and complete, (B) such organizational documents have been in full force and effect in the form attached since the date of the adoption of the resolutions referred to in clause (C) below and no amendment to such organizational documents has occurred since the date of the last amendment annexed thereto, if any, (C) the resolutions adopted by Purchaser’s board of directors authorizing the execution, delivery and performance of this Agreement, which are attached to the certificate, were duly adopted by unanimous written consent or at a duly convened meeting thereof, at which a quorum was present and acting throughout, remain in full force and effect, and have not been amended, rescinded or modified except to the extent attached thereto, and (D) no authorization by any of Purchaser’s stockholders is required for Purchaser to authorize, execute, deliver or perform this Agreement; and
          (f) such other documents, certificates or instruments as Sellers may reasonably request, and all actions and proceedings hereunder and all documents and other papers required to be delivered by Purchaser hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall be reasonably acceptable to Sellers as to their form and substance.
          4.20 Collection of Accounts Receivable. Purchaser agrees that it shall not take any action to interfere with Sellers’ efforts to collect accounts receivable or any unbilled amounts owed for good or services provided by Sellers prior to the Closing Date.
     ARTICLE V
CLOSING CONDITIONS
          5.1 Conditions to Obligations of Purchaser. Purchaser’s obligations to enter into the Closing are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Purchaser:
          (a) Covenants, Representations and Warranties. Sellers’ representations and warranties contained herein shall be true and correct as of the date hereof and again at and as of the Closing Date, except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by this Agreement and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representation, the same shall be true as of such specified date; provided, that this condition shall be deemed satisfied unless the failure of such representations and warranties to be true and correct would, or could reasonably be anticipated to, have a Material Adverse Effect on the Business. Sellers shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them on or prior to the Closing Date.
          (b) Governmental Approvals. All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any governmental entity shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business.

          (c) No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.
          (d) Consents and Waivers. Purchaser shall have received copies of all duly executed and delivered waivers and consents contemplated by Section 2.3 and Schedule 2.3, all in form and substance reasonably satisfactory to Purchaser.
          (e) Material Adverse Change. There shall have been no change, effect or circumstance that has caused, or could reasonably be anticipated to cause, a Material Adverse Effect on the Business.
          (f) Key Employee Agreements. Each Key Employee shall have entered into an employment agreement with Purchaser on substantially the terms and conditions described in the Key Employee Terms. If any such employment agreement is not concluded on or before the earlier of the Closing Date and eight days after the date of this Agreement, Purchaser may terminate this Agreement by giving written notice to Sellers by 8:00 p.m. Central time on the earlier of such dates. If this Agreement is not so terminated, the condition in this Section 5.1(f) shall be deemed waived by Purchaser.
          (g) Ancillary Agreements. Sellers shall have entered into the Lock-up Agreement, Non-compete Agreement and Registration Rights Agreement (the “Ancillary Agreements”).
          5.2 Conditions to Obligations of Sellers. The obligations of Sellers to perform this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions, unless waived by Sellers:
          (a) Covenants, Representations and Warranties. Purchaser’s representations and warranties contained herein shall be true and correct in all material respects as of the date hereof, except for any changes resulting from activities or transactions which may have taken place after the date hereof and which are permitted or contemplated by this Agreement or which have been entered into in the ordinary course of business and except to the extent that such representations and warranties are expressly made as of another specified date and, as to such representation, the same shall be true as of such specified date. Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it on or prior to the Closing Date.
          (b) Governmental Approvals. All notices, reports, registrations and other filings with, and all consents, approvals and authorizations from, any governmental entity shall have been made or obtained, as the case may be, except for any such filings and approvals the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (c) No Injunction. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement and the other agreements, certificates and documents delivered in connection herewith, and no action or proceeding shall be pending or threatened by any Governmental Authority or other Person seeking any such order or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.
          (d) Material Adverse Change. There shall have been no change, effect or circumstance that has caused, or could be reasonably be anticipated to cause, a Material Adverse Effect on Purchaser.
          (e) Ancillary Agreements. Purchaser shall have entered into the Ancillary Agreements.
ARTICLE VI
INDEMNIFICATION
          6.1 Indemnification by Sellers. After the Closing and subject to the limits set forth in Section 6.5, Sellers shall jointly and severally indemnify and hold harmless Purchaser and its former, present and future directors, officers, employees and other agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all damages, fees, liens, taxes, obligations, losses, claims, liabilities, demands, charges, suits, penalties, costs and expenses (including court costs and reasonable attorneys’ fees and expenses incurred in investigating and preparing for any litigation or proceeding) (collectively, the “Indemnifiable Costs”) incurred or suffered by any such Person directly or indirectly arising from, by reason of, or in connection with (i) any misrepresentation or breach of any representation or warranty of Sellers contained in Article II, (ii) any breach by Sellers of any of their covenants or agreements in this Agreement, (iii) any liability for Tax payable with respect to or by reason of the Business and operations of Sellers or the ownership of their assets for all periods or portions thereof ending on or before the Closing Date, (iv) any liability of Sellers other than an Assumed Liability, (v) any warranty obligations assumed by Purchaser pursuant to Section 1.3(a)(ii), to the extent that the aggregate costs thereof exceed the reserve therefor set forth on the Closing Balance Sheet, (vi) the failure by Sellers to comply with any applicable bulk sales law, and (vii) the failure of any Key Employee to repay, if and when due, any prepaid retention bonus included as a prepaid expense in the Working Capital Adjustment.
          6.2 Indemnification by Purchaser. After the Closing and subject to the limits set forth in Section 6.5, Purchaser shall indemnify and hold harmless Sellers and Sellers’ directors, officers, employees and other agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Indemnifiable Costs incurred or suffered by any such Person directly or indirectly arising from, by reason of or in connection with (i) any misrepresentation or breach of any representation or warranty of Purchaser contained in Article III, (ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) any liability for Tax payable with respect to or by reason of the Business and operations of Purchaser or the ownership of its assets for all periods or portions thereof beginning after the Closing Date or (iv) any Assumed Liabilities.

          6.3 Defense of Claims.
          (a) If any legal proceeding shall be instituted, or any claim or demand made, against any Purchaser Indemnified Party or Seller Indemnified Party (an “Indemnified Party”) in respect of which Sellers or Purchaser may be liable hereunder (such party or parties, in such circumstance, being referred to herein as the “Indemnifying Party”), such Indemnified Party shall give prompt written notice thereof (the “Claim Notice”) to the Indemnifying Party; provided, however, that any delay in so notifying the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay. The Indemnifying Party shall have the right to defend any litigation, action, suit, demand or claim for which indemnification is sought (a “Proceeding”) and, to the extent it elects to do so by written notice to the Indemnified Party, assume and pay the expenses of the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnified Party shall be permitted, at its sole expense, to file any motion, answer or other pleading that it shall deem reasonably necessary to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. In no event shall any Indemnified Party be required to make any expenditure or bring any cause of action to establish the Indemnifying Party’s obligations and liability under and pursuant to this Article VI. In addition, actual or threatened action by a Person shall not be a condition or prerequisite to the Indemnifying Party’s indemnification obligations under this Article VI. Except as specifically provided below, after notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party shall not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, other than reasonable costs of investigation. The Indemnified Party shall have the right to employ separate counsel in any of the foregoing Proceedings and to participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be at the expense of the Indemnified Party unless the Indemnified Party shall in good faith determine, upon the written advice of counsel, that there exists actual or potential conflicts of interest which make representation by the same counsel inappropriate, in which event the Indemnifying Party shall bear such fees and expenses. Except to the extent specified in the immediately preceding sentence or with respect to the reasonable fees and expenses of appropriate local counsel, the Indemnifying Party shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all such Indemnified Parties. The Indemnified Party’s right to participate in the defense or response to any Proceeding shall not be deemed to limit or otherwise modify its obligations under this Article VI. In the event that, within 20 days after receiving a Claim Notice, the Indemnifying Party fails to notify the Indemnified Party that it elects to assume the defense, compromise or settlement of the Proceeding described in such Claim Notice, the Indemnified Party shall have the right to undertake the defense of such Proceeding for the account of and at the expense of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Proceeding with counsel reasonably satisfactory to the Indemnified Party at any time prior to the settlement, compromise or final determination thereof upon written notice to the Indemnified Party and upon immediate payment of all reasonable expenses t heretofore incurred by the Indemnified Party in connection therewith. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any Proceeding or consent to the entry of any judgment with respect to any Proceeding; provided, however, that the Indemnifying

Party may, without the Indemnified Party’s prior written consent, settle or compromise any such Proceeding or consent to entry of any judgment with respect to any such Proceeding that requires solely the payment of money damages by the Indemnifying Party and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party from all liability in respect of such Proceeding. If the Indemnified Party takes over and assumes control of any Proceeding, the Indemnified Party shall not, without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed, settle such Proceeding, consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief affecting the Indemnifying Party. The Indemnified Party shall cooperate, and shall use its commercially reasonable efforts to cause its employees and the employees of any of its respective affiliates to cooperate, with the Indemnifying Party in the defense of any Proceeding assumed by the Indemnifying Party.
          (b) In the event any party should have a claim against any other party that does not involve a third party claim, the party making the claim shall transmit to such other party, before expiration of the applicable claims deadline specified in Section 6.1, a written notice describing in reasonable detail the nature of the damage claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the party’s claim for damages under this Article VI.
          6.4 Survival. Except as otherwise provided in this Section 6.4, all representations and warranties of Sellers and Purchaser contained herein shall each survive the Closing and terminate and expire on the date that is 18 months after the Closing Date. The representations and warranties of Sellers in Section 2.1 shall survive the Closing indefinitely. The representations and warranties of Sellers in Section 2.6 and the covenants of Sellers in Section 4.6 shall survive the Closing and terminate and expire 90 days after the expiration of the applicable statute of limitations (including extensions thereof). The representations and warranties of Purchaser in Section 3.1 and 3.2 shall survive the Closing indefinitely. The indemnification obligations under Article VI shall survive the Closing and expire on the date that is 18 months after the Closing Date, except with respect to (A) indemnification claims relating to Sections 2.1, 3.1, and 3.2, which shall survive the Closing indefinitely, and Sections 2.6 and 4.6, which shall survive the Closing and terminate and expire 90 days after the expiration of the applicable statute of limitations (including extensions thereof), and (B) any claims for, or any claims that may result in, any liability, judgment claim, settlement loss, damage, fee, lien, tax, penalty, obligation or expense for which indemnity may be sought hereunder of which the Indemnifying Party has received written notice from the Indemnified Party on or before such expiration date. All agreements and covenants of the parties in Sections 1.6, 1.7, 1.8, Article IV, Article VI and this Article VII shall survive the Closing until such agreements and covenants are performed or discharged in full.
          6.5 Limitation on Liability.
          (a) Sellers shall not be liable to a Purchaser Indemnified Party in respect of any indemnification obligations under clause (i) of Section 6.1 until the aggregate indemnification obligation thereunder exceeds $175,000, whereupon Sellers shall be liable in full for the full amount for which indemnification may be sought. Purchaser (on behalf of the

Purchaser Indemnified Parties) acknowledges and agrees that following the Closing: (A) the indemnification provisions set forth in this Article VI shall be the sole and exclusive remedy for monetary damages available to the Purchaser Indemnified Parties under this Agreement for breach of representations and warranties, and (B) the maximum aggregate liability of Sellers shall not exceed $3.4 million, regardless of whether the Purchaser Indemnified Parties seek indemnification or monetary damages pursuant to this Agreement or otherwise and regardless of the form of action, whether in contract or tort. Any indemnification claim made pursuant to this Section 6.5(a) shall first be set off against the proceeds of the Additional Purchaser Shares actually earned, if any, on the date such liability is determined, priced on the basis of the average closing price of shares of Purchaser Common Stock over the 20 trading days ending on the date that such liability is determined.
          (b) Purchaser shall not be liable to a Seller Indemnified Party in respect of any indemnification obligations under clause (i) of Section 6.2 until the aggregate indemnification obligation thereunder exceeds $175,000, whereupon Purchaser shall be liable in full for the full amount for which indemnification may be sought. Sellers (on behalf of the Seller Indemnified Parties) acknowledge and agree that following the Closing: (A) the indemnification provisions set forth in this Article VI shall be the sole and exclusive remedy for monetary damages available to the Seller Indemnified Parties under this Agreement for breach of representations and warranties, and (B) the maximum aggregate liability of Purchaser shall not exceed $3.4 million, regardless of whether the Seller Indemnified Parties seek indemnification or monetary damages pursuant to this Agreement or otherwise and regardless of the form of action, whether in contract or tort.
          (c) The provisions of Sections 6.5(a) and 6.5(b) (other than clause (A) thereof relating to exclusive remedy) shall not apply to any indemnification obligation to the extent arising from a liability for Taxes.
          6.6 Waiver of Certain Damages. Neither Sellers nor Purchaser shall have any obligation for damages or to indemnify any Indemnified Party for lost profits or for consequential, incidental, punitive or exemplary damages; provided, however, that there shall be such an indemnification obligation, subject to the limitations and qualifications set forth in this Article VI, with respect to lost profits or for consequential, incidental, punitive or exemplary damages that are awarded by a court of competent jurisdiction in a Proceeding brought or asserted by a third party against an Indemnified Party.
ARTICLE VII
MISCELLANEOUS
          7.1 Entire Agreement. This Agreement and Exhibits hereto and the agreements to be delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions contemplated by this Agreement and, except for the Confidentiality Agreement (which shall remain in full force and effect in accordance with its terms), supersede all prior agreements or understandings among the parties.
          7.2 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

          (a) Mutual Consent. Upon the mutual written consent of Purchaser and Sellers.
          (b) By Purchaser.
               (i) By Purchaser, at any time after June 30, 2006, if any of the conditions provided for in Section 5.1 shall not have been waived in writing by Purchaser or fully satisfied prior to such date, other than by reason of a breach by Purchaser of its obligations hereunder.
               (ii) By Purchaser, in the event of a material violation or breach by Sellers of their agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Purchaser impossible, and Purchaser is not in material violation or breach of its agreements, representations or warranties contained in this Agreement; provided, that such violation or breach shall not have been waived or cured within 15 days following receipt by Sellers of written notice of such breach from Purchaser.
          (c) By Sellers.
               (i) By Sellers, at any time after June 30, 2006, if any of the conditions provided for in Section 5.2 shall not have been waived in writing by Sellers or fully satisfied prior to such date, other than by reason of a breach by Sellers of their obligations hereunder.
               (ii) By Sellers, in the event of a material violation or breach by Purchaser of its agreements, representations or warranties contained in this Agreement that has rendered the satisfaction of any condition to the obligations of Sellers impossible, and Sellers are not in material violation or breach of its agreements, representations or warranties contained in this Agreement; provided, that such violation or breach shall not have been waived or cured within 15 days following receipt by Purchaser of written notice of such breach from Sellers.
          (d) By Either Purchaser or Sellers. By either Purchaser or Sellers if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.
          7.3 Effect of Termination. Except as provided in this Section 7.3, in the event of termination of this Agreement pursuant to Section 7.2, written notice thereof shall forthwith be given to the other parties, and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Section 4.1, Section 4.5, and the Confidentiality Agreement shall survive in full force and effect, and no such termination shall relieve a party of its liability for breach of its obligations under this Agreement prior to such termination. If this Agreement is terminated as provided herein each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof to the party furnishing the same.

          7.4 Specific Performance. The parties acknowledge and agree that, as a result of the actual damages a party would sustain by reason of a breach of this Agreement, such party could not be made whole by monetary damages, and it is accordingly agreed that such party shall have the right to elect, in addition to any and all other remedies at law or in equity, to enforce specific performance under this Agreement, and the non-performing party waives the defense in any such action for specific performance that a remedy at law would be adequate.
          7.5 Descriptive Headings; Certain Interpretations.
          (a) Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.
          (b) Except where the context otherwise requires, the following rules of interpretation shall apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) “or” and “either” are not exclusive and “include” and “including” are not limiting; (iii) a reference to any Contract includes schedules and exhibits thereto and permitted supplements and amendments thereto, (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; (vi) a reference to “dollars” or “$” shall mean United States Dollars, and (vii) a reference in this Agreement to an Article, Section or Exhibit is to the Article, Section or Exhibit of this Agreement.
          (c) When representations and warranties are limited to “a party’s best knowledge” (or words of similar effect), such phrase shall be interpreted to refer to the actual knowledge of any officer or director of such party after due inquiry.
          7.6 Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission (with confirmation of receipt) or by overnight delivery service maintaining records of receipt, addressed as follows:
If to Purchaser, to:
Telular Corporation
647 North Lakeview Parkway
Vernon Hills, Illinois 60061
Attention: Jeff Herrmann
Facsimile: 847-573-2011
With a copy to:
Covington & Burling
1201 Pennsylvania Ave., N.W.
Washington, D.C. 20004
Attn: Michael E. Cutler, Esq.
Facsimile: 202-778-5258

If to Sellers, to:
CSI Wireless Inc.
4110-9th Street SE
Calgary, Alberta T2G 3C4
Attn: President and CEO
Facsimile: 403-259-8866
with a copy to:
Burnet, Duckworth and Palmer, LLP
1400, 350-7th Avenue SW
Calgary, Alberta T2P 3N9
Attn: Brian Borich, Esq.
Facsimile: 403-260-0332
or to such other address or facsimile number as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. Each such notice, request or communication shall be effective when delivered to the address specified in this Section 7.6.
          7.7 Counterparts, Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which counterparts collectively shall constitute one instrument. Signatures sent to the other parties by facsimile or other electronic transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party.
          7.8 Waiver of Bulk Sales Laws. Without limitation of the provisions of Section 6.1, Purchaser hereby waives compliance by Sellers with any applicable bulk sales or bulk transfer laws.
          7.9 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party, other than any Person entitled to indemnity under Article VI.
          7.10 Amendments and Waivers. No modification, amendment or waiver, of any provision of or consent required by, this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the parties hereto. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
          7.11 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto, provided, however, that Purchaser may assign all or part of its rights and obligations hereunder to any Person directly or indirectly controlling, controlled by or under common control with Purchaser, provided that no such assignment shall, without the consent of Sellers, relieve Purchaser of its obligations hereunder.

          7.12 Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of New York, as if entered into by residents thereof and to be performed entirely therein, and the rights and obligations of the parties hereto shall be shall be governed by and construed in accordance with the law of the State of New York, without regard to any conflict of laws principle that would apply a different state’s laws.
          7.13 Arbitration.
          (a) Any claim, action, dispute or controversy of any kind arising out of or relating to this Agreement or concerning any aspect of performance by any party under the terms of this Agreement (a “Dispute”) shall be resolved by mandatory and binding arbitration administered by the American Arbitration Association (the “AAA”) pursuant to the Federal Arbitration Act (Title 9 of the United States Code) in accordance with this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. The parties acknowledge and agree that the transactions evidenced and contemplated hereby involve “commerce” as contemplated in Section 2 of the Federal Arbitration Act. If Title 9 of the United States Code is inapplicable to any such Dispute for any reason, such arbitration shall be conducted pursuant to the Arbitration Act of the District of Columbia, this Agreement and the then-applicable Commercial Arbitration Rules of the AAA. To the extent that any inconsistency exists between this Agreement and the foregoing statutes or rules, this Agreement shall control.
          (b) The party wishing to arbitrate a Dispute shall so advise the other party in writing, which notice shall include the name of an arbitrator selected by such claiming party (the “Arbitration Request Notice”). Within 30 days after its receipt of the Arbitration Request Notice, the party receiving such notice shall notify the initiating party of the name of an arbitrator selected by such receiving party (the “Response”). Within 30 days after the initiating party’s receipt of the Response, the arbitrators selected by the parties shall select a third arbitrator and the three arbitrators so determined shall constitute the arbitration panel (the “Arbitration Panel”). If the arbitrators selected by the parties cannot agree on a third arbitrator, the third arbitrator shall be selected in accordance with the procedures of the American Arbitration Association in Denver, Colorado. All disputes referred to arbitration, the statute of limitations, and the remedies for any wrongs that may be found, shall be governed by the law specified in Section 7.12 of this Agreement, and discovery will be allowed in connection with arbitration to the extent consistent with the purpose of arbitration and as allowed by the Arbitration Panel. The Arbitration Panel shall conduct a hearing within 30 days after its formation in Denver, Colorado. Within 30 days after the hearing, the Arbitration Panel shall render a decision concerning all contested issues considered during the arbitration and the Arbitration Panel shall notify the parties in writing of its decision, setting forth the dollar amount awarded, if any. The Arbitration Panel shall not grant or award any damages or compensation for loss of prospective profits or special, indirect, consequential, punitive or exemplary damages in connection with disputes under this Agreement. The Arbitration Panel may award attorney’s fees to a party that it determines to be the substantially prevailing party, but only in the event the Arbitration Panel determines the non-prevailing party did not contest the matter in good faith. The cost of the arbitration shall be borne equally by the parties. The decision of the Arbitration Panel shall be final and binding on the parties, and notice of award, if any, shall be given to the parties not later than 60 days after the date of the hearing and shall set forth the award and the reasons for the award. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of such jurisdiction may require or allow.
          (c) Confidential information disclosed during the proceedings by the parties or by witnesses shall not be divulged by the Arbitration Panel, the administrator or the parties, unless otherwise agreed by the parties or required by applicable law, the arbitrators, or the administrator.
          7.14 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
          7.15 Remedies Cumulative. Except as otherwise specifically provided herein, the remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which any party may be lawfully entitled.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

TELULAR CORPORATION

By:	/s/ Michael J. Boyle

Name: Michael J. Boyle
Title: President, CEO

CANADIAN PARENT:

CSI WIRELESS INC.

By:	/s/ Cameron Olson

Name: Cameron Olson
Title: CFO and VP Finance

US SELLER:

CSI WIRELESS LLC

By:	/s/ Colin Maclellan

Name: Colin Maclellan
Title: Sr. Vice President & General Manager

Schedule Index

Schedule 1.2(a)(i)	Leased Real Property
Schedule 1.2(b)	Certain Excluded Assets
Schedule 1.3(a)	Warranty Obligations
Schedule 2.2(a)	Liens
Schedule 2.2(b)	Tangible Personal Property
Schedule 2.3	Consents and Approvals
Schedule 2.4(a)	Financial Statements
Schedule 2.4(b)	Financial Statement Principles
Schedule 2.5	Material Changes
Schedule 2.8	Intellectual Property
Schedule 2.9	Contracts
Schedule 2.10	Litigation
Schedule 2.11(b)	Permits
Schedule 2.12(c)	Severance Payments
Schedule 2.12(e)	Certain Employees
Schedule 2.14	Inventory
Schedule 2.15	Warranties
Schedule 2.16(a)	Significant Customers
Schedule 2.16(b)	Significant Vendors
Schedule 4.14(a)	Business Employees
Schedule 4.14(b)	Key Employees
Schedule 4.14(c)	Transition Staff and Transition Services

Exhibit Index

Exhibit A	Certain Definitions
Exhibit B	Form of Non-compete Agreement
Exhibit C	Form of Lock-up Agreement
Exhibit D	Form of Registration Rights Agreement

Exhibit A
CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the States of New York, California and Illinois are authorized or required to be closed for the conduct of regular banking business.
“Canadian GAAP” means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, applied in a manner consistent with prior periods.
“Environment” means any and all environmental media, including without limitation ambient air, surface water, ground water, drinking water supply, land surface and subsurface, and natural resources.
“Environmental Laws” means any federal, state, national, provincial, regional or local Laws, Permits, approvals, ordinances, judicial decisions, injunctions, decrees and directives pertaining or relating to pollution, the Environment or the protection thereof, public or worker health and safety, or to the manufacture, generation, presence, handling, storage, use, emission, discharge, release, transportation, treatment, disposal or remediation of any Hazardous Substance or the containment, removal or remediation thereof, all as amended and as in effect as of the date hereof.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Authority” means any international, supranational, national, provincial, regional, federal, state, municipal or local government, any instrumentality, subdivision, court, administrative or regulatory agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
“Hazardous Substances” means, whether alone or in combination, (1) any “hazardous substance,” as defined by the United States Comprehensive Environmental Response, Compensation, and Liability Act, (2) any “hazardous waste,” as defined by the United States Resource Conservation and Recovery Act, or (3) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance or terms of similar import, including without limitation asbestos, lead-based paint, deleterious substances, buried contaminants, regulated chemicals, flammable explosives, radioactive materials, polychlorinated biphenyls, petroleum and petroleum products, and any and all other sources of pollution or contamination, whether or not such substance is defined as hazardous under any applicable Law.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
“Law” means any law, statute, rule, regulation, order, writ, injunction or decree.
“Nasdaq” means the Nasdaq National Market.
“Material Adverse Effect” means, with respect to a Person or a business, a material adverse effect on the assets, financial condition, prospects, operations, results of operations of such Person or business taken as a whole.

“Person” means an individual, group of individuals, corporation, partnership, limited liability company, trust, or other entity.
“Plan” shall mean any employment, change of control, severance, unemployment, insurance, disability, death benefit or other similar plan, program, policy, practice, agreement or other arrangement established, maintained, adopted, participated in, sponsored, contributed to, provided, promised to provide or terminated by Sellers or under which Sellers have any current or future obligation or liability, or under which any current or former employee, independent contractor, officer, director or partner (or beneficiary thereof) of Sellers has or may have any current or future right, whether written or unwritten.
“Purchaser Common Stock” means the Common Stock, $.01 par value per share, of Purchaser.
“Purchaser Share Price” means the average closing price on Nasdaq of a share of Purchaser Common Stock over the 25 trading days ending on the Business Day prior to the date of this Agreement.
“Purchaser Shares” means, collectively, the Initial Purchaser Shares, the India Additional Purchaser Shares and the TDMA Additional Purchaser Shares.
“Securities Act” means the Securities Act of 1933, as amended.
“Tax” means any federal, state, provincial, local, or foreign income, gross receipts, license, payroll, escheat, unclaimed property, employment, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any joint or several liability for Taxes or any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person as a transferee or successor by contract or otherwise, including by operation of law.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“US GAAP” means accounting principles generally accepted in the United States, applied in a manner consistent with prior periods.

EXHIBIT B
Form of Non-compete Agreement
     THIS NON-COMPETE AGREEMENT (this “Agreement”), is entered into as of ___, 2006, by and among TELULAR CORPORATION, a Delaware corporation (“Purchaser”), CSI WIRELESS INC., a corporation incorporated under the laws of the Province of Alberta (“Canadian Seller”), and CSI WIRELESS LLC, a limited liability company organized under the laws of the State of Delaware (“US Seller” and together with Canadian Parent, as appropriate, “Sellers”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).
WITNESSETH:
          WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of April 21, 2006 (the “Purchase Agreement”), pursuant to which assets used and useful in connection with the operation of Sellers’ fixed wireless telephone division business except the Excluded Assets, defined in the Purchase Agreement (the “Business”), will be purchased by Purchaser (the “Acquisition”).
          WHEREAS, Section 4.15 of the Purchase Agreement requires, as a condition to Purchaser’s obligation to purchase the assets of Sellers at the Closing, that Sellers enter into this Agreement.
          WHEREAS, the execution and delivery of this Agreement by the parties is a condition precedent to complete the Acquisition under the Purchase Agreement and constitutes a material inducement for the parties therefor .
          NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Non-competition and Non-solicitation. In order to protect the value of the goodwill and other assets that Purchaser is acquiring pursuant to the Purchase Agreement, Sellers agree that, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, except as otherwise provided herein or in the Purchase Agreement with respect to the CSI Contract and the CTS Contract (each as defined in the Purchase Agreement), Sellers shall not, directly, indirectly as a holder of at least a five percent (5%) or greater equity interest (calculated after giving effect to the exercise of any options or the conversion of any convertible securities issued or otherwise granted to Sellers directly or indirectly) of another person, firm, corporation, partnership, joint venture, association or other entity (governmental or private) (a “Person”), or as manager, agent, consultant, adviser, lender or guarantor to or for another Person:

     (a) engage in the Business in the United States of America or Canada, and in each of the states, provinces, and territories thereof;
     (b) call upon any customer or potential customer as of the Closing Date of the Business for the purpose of soliciting, diverting or enticing away any Business of such Person from Purchaser, or otherwise disrupting any previously established relationship existing between such Person and Purchaser in connection with the Business;
     (c) solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with Sellers on the Closing Date with respect to the Business, or who on the Closing Date is engaged in discussions or negotiations to enter into a business relationship with Sellers in connection with the Business, to refrain from entering into, discontinue or reduce the extent or scope of such relationship with Purchaser; or
     (d) solicit, except through general advertisements, for employment or offer employment to any person who is (i) an employee of or independent contractor to Sellers or Purchaser in connection with the Business prior to the Closing and (ii) at the time of such solicitation or offer, is or has been within 90 days prior to such solicitation or offer, an employee of or independent contractor to Purchaser.
     2. Adequate Consideration. Sellers acknowledge that the consideration and benefits they will receive as the result of the Closing under the Purchase Agreement are adequate consideration for the agreements herein made by such Sellers, and that such covenants, and the time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of Purchaser.
     3. Injunctive Relief. Sellers agree that a breach by such person of its obligations under this Agreement would result in harm and injury to Purchaser for which damages would be an inadequate remedy, and that Purchaser shall be entitled, as a matter of right, without limitation of any other remedy available to it for a breach or violation of the provisions of this Agreement, to injunctive relief in any court of competent jurisdiction, it being intended that all rights and remedies of Purchaser under this Agreement are cumulative and nonexclusive of such other right or remedy.
     4. Termination. This Agreement shall terminate upon the fifth (5th) anniversary of the Closing Date.
     5. Amendments and Waivers. No modification, amendment or waiver of any provision of this Agreement, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by the party against whom the enforcement of such modification, amendment or waiver is sought. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which expressly given.
     6. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto, provided, however, that Purchaser may assign all or part of its rights and obligations hereunder to any Person acquiring all or substantially all of the assets of Purchaser relating to the Business.
     7. Incorporated Provisions. The terms and provisions of Sections 7.5, 7.6, 7.7, 7.9, 7.12, 7.13, 7.14 and 7.15 of the Purchase Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, each of the parties has caused this Non-compete Agreement to be duly executed and delivered as of the day and year first above written.

PURCHASER:

TELULAR CORPORATION

By:

Name:
Title:

CANADIAN SELLER:

CSI WIRELESS INC.

By:

Name:
Title:

US SELLER:

CSI WIRELESS LLC

By:

Name:
Title:

EXHIBIT C
Form of Lock-up Agreement
     THIS LOCK-UP AGREEMENT (this “Agreement”), is entered into as of ___, 2006, by and among TELULAR CORPORATION, a Delaware corporation (“Purchaser”), CSI WIRELESS INC., a corporation incorporated under the laws of the Province of Alberta (“Canadian Seller”), and CSI WIRELESS LLC, a limited liability company organized under the laws of the State of Delaware (“US Seller” and together with Canadian Parent, as appropriate, “Sellers”). Capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement (as defined below).
WITNESSETH:
     WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of April 21, 2006 (the “Purchase Agreement”), pursuant to which assets used and useful in connection with the operation of Sellers’ fixed wireless telephone division business except the Excluded Assets, defined in the Purchase Agreement, will be purchased by Purchaser (the “Acquisition”).
     WHEREAS, pursuant to the Acquisition, Purchaser will issues shares of Purchaser Common Stock pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.
     WHEREAS, Sellers have agreed to enter into this Agreement in exchange for certain rights with respect to Purchaser’s board of directors (the “Board”).
     WHEREAS, the execution and delivery of this Agreement by the parties is a condition precedent to complete the Acquisition under the Purchase Agreement and constitutes a material inducement for the parties therefor.
     NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I Transfer Restrictions
     Section 1.1 Transfer Restrictions. In addition to and not in substitution of the transfer restrictions for the Purchaser Common Stock set forth in the Purchase Agreement and under applicable federal and state securities and “blue sky” Law, Sellers hereby covenant and agree not to, directly or indirectly, sell, offer, contract to sell, pledge, transfer the economic risk of ownership, enter into any Contract for, or make any short sale, pledge, hypothecation or otherwise transfer, any shares of Purchaser Common Stock acquired under the Purchase Agreement or any Contracts or securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire

Purchaser Common Stock acquired under the Purchase Agreement (collectively, the “Purchaser Securities”), until 180 days after the Closing Date (the “Lock-up Period”), except (i) with Purchaser’s prior written consent, such consent to be granted or withheld in Purchaser’s sole and absolute discretion or (ii) pursuant to a tender or exchange offer made to all of Purchaser’s stockholders that the Board has recommended its stockholders accept by any person or related group of persons which would result in the acquisition of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 50% of the total combined voting power of Purchaser’s outstanding securities; provided, that if the shares so tendered by Sellers are not accepted pursuant to such tender or exchange offer, upon their return to Sellers they shall forthwith be held in accordance with the terms hereof. Without limiting the generality of the foregoing, Sellers shall not engage in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a transfer of Purchaser Securities, or the economic risk of ownership thereof, during the Lock-up Period, even if such Purchaser Securities would be disposed of by someone other than such holder or such beneficial owner, including (A) entering into any Contract with respect to any Purchaser Securities or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from shares of Purchaser Securities, and (B) any short sale (whether or not against the box) or any purchase, sale or grant of any right. Any attempted sale, assignment, pledge, hypothecation or other transfer not in compliance with this Section 1.1 shall be null and void and of no force or effect ab initio.
     Section 1.2 Legends.
          (a) Sellers acknowledge and agree that certificates evidencing the shares of Purchaser Common Stock which are issued or to be issued to Sellers prior to the expiration of the Lock-up Period may contain an appropriate restricted legend setting forth these restrictions, including the following legend:
The shares evidenced by this Certificate may only be sold, assigned, pledged, hypothecated or otherwise transferred in accordance with the terms of that certain Lock-up Agreement, by and among the Corporation and the record holder hereof (or its successors or permitted assigns). A copy of such agreement may be obtained by any registered holder hereof upon written request to the principal offices of the Corporation.
          (b) Sellers shall be entitled to have such restrictive legend removed from any certificates evidencing the shares of Purchaser Common Stock or other Purchaser Securities subject hereto upon expiration of the Lock-up Period.
     Section 1.3 No Registration of Transfers. Purchaser shall not register the transfer of any shares of Purchaser Securities, or any Contracts therefor, of any Seller on its stock record books, records or ledgers, at any time prior to the expiration of the Lock-up Period. Purchaser may, in it sole discretion, issue stop-transfer instructions to each transfer agent for the Purchaser Securities, instructing each such transfer agent not to register any transfer of any such shares prior to the expiration of the Lock-up Period, except in strict compliance with the transfer restrictions hereof.

ARTICLE II Board Rights
     Section 2.1 Until the expiry of the Lock-Up Period, Sellers shall be entitled to notice of and to have one person attend all meetings of the Board and to have such person receive all written resolutions of the Board, provided that (i) Sellers’ designee must be reasonably acceptable to the Board, (ii) Sellers and Sellers’ designee shall be required to enter into an agreement with appropriate confidentiality and insider trading restrictions, and (iii) Sellers’ designee shall not be entitled to attend meetings or have access to information which is subject to attorney-client privilege or in which Sellers have a conflict of interest with Purchaser. The chairman of any meeting of the Board, in his sole discretion, may dismiss Sellers’ designee for portions of any meeting due to the confidential nature of the matters to be discussed thereat.
ARTICLE III Miscellaneous
     Section 3.1 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. Each of Purchaser and the Sellers hereby acknowledges, represents and warrants that (i) it has read and fully understood this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement.
     Section 3.2 Notices. Except as otherwise provided herein, any notice, instruction or instrument to be delivered hereunder shall be in writing and shall be effective upon receipt at the address listed in the Purchase Agreement or at such other address specified in writing by the addressee.
     Section 3.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     Section 3.4 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, or any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. No waiver by any party of any default, misrepresentation or breach hereunder, whether intentional or not, shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.
     Section 3.5 Assignment. Neither party may assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the prior written consent or approval of any other party hereto. Any purported assignment not in full compliance with this Section 3.5 shall be null and void and of no force or effect ab initio. Subject to foregoing, this

Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and express beneficiaries hereof and their respective successors and permitted assigns.
     Section 3.6 Third-Party Beneficiaries. This Agreement is made solely for the benefit of the parties to this Agreement and no other Person shall have or acquire any right or remedy by virtue hereof except as otherwise expressly provided herein.
     Section 3.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided, that if any provision of this Agreement, as applied to any party or to any circumstance, is adjudged by a court, tribunal or other governmental body, arbitrator or mediator not to be enforceable in accordance with its terms, the parties agree that such governmental body, arbitrator or mediator making such determination shall have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.
     Section 3.8 Termination. This Agreement shall terminate upon the earlier of:
(a)	the expiration of the Lock-up Period;

(b)	a material breach by Purchaser of the Purchase Agreement;

(c)	Purchaser’s insolvency, bankruptcy or assignment for the benefit of its creditors or the appointment of a receiver over a material part of Purchaser’s assets; and

(d)	the mutual agreement of the parties.
     Section 3.9 Entire Agreement. This Agreement and, to the extent of the definitions defined in the Purchase Agreement and used herein, the Purchase Agreement, constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated by this Agreement. In case of any conflict between the Purchase Agreement and this Agreement, the terms and provisions of this Agreement shall prevail.
     Section 3.10 Incorporated Provisions. The terms and provisions of Sections 7.5, 7.6, 7.7, 7.9, 7.12, 7.13, 7.14 and 7.15 of the Purchase Agreement are hereby incorporated by reference herein and shall apply to this Agreement mutatis mutandis, as if expressly set forth herein.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PURCHASER:

TELULAR CORPORATION

By:

Name:
Title:

CANADIAN SELLER:

CSI WIRELESS INC.

By:

Name:
Title:

US SELLER:

CSI WIRELESS LLC

By:

Name:
Title:

EXHIBIT D
Form of Registration Rights Agreement
     This REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of ___, 2006, by and among TELULAR CORPORATION, a Delaware corporation (“Purchaser”), CSI WIRELESS INC., a corporation incorporated under the laws of the Province of Alberta (“Canadian Seller”), and CSI WIRELESS LLC, a limited liability company organized under the laws of the State of Delaware (“US Seller” and together with Canadian Parent, as appropriate, “Sellers”).
     WHEREAS, the parties have entered into that certain Asset Purchase Agreement, dated as of April 21, 2006 (the “Purchase Agreement”), pursuant to which assets used and useful in connection with the operation of Sellers’ fixed wireless telephone division business will be purchased by Purchaser (the “Acquisition”).
     WHEREAS, pursuant to the Acquisition, Purchaser will issues shares of Purchaser Common Stock pursuant to the terms and subject to the conditions set forth in the Purchase Agreement.
     WHEREAS, Purchaser and Sellers have agreed to enter into this agreement to provide for the registration under the Securities Act of the Purchaser Common Shares received by Sellers as consideration in the Acquisition.
     WHEREAS, the execution and delivery of this Agreement by the parties is a condition precedent to complete the Acquisition under the Purchase Agreement and constitutes a material inducement for the parties therefor.
     NOW, THEREFORE, in consideration of the foregoing recitals and for good and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. All capitalized terms used but not defined in this Agreement have the meanings ascribed to them in the Purchase Agreement. In addition, the following terms, as used herein, shall have the following meanings:
          “1933 Act” means the Securities Act of 1933, as amended from time to time.
          “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

          “Participating Sellers” means, with respect to a Shelf Registration Statement, the Sellers for whom Registrable Securities have been included in such Shelf Registration Statement.
          “Prospectus” means the prospectus included in the Shelf Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference or deemed to be incorporated by reference in the Prospectus.
          “Registrable Securities” means (i) the Purchaser Shares, and (ii) any shares of Purchaser Common Stock issued with respect to the Purchaser Shares as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events; provided, that such Purchaser Shares and such shares of Purchaser Common Stock shall cease to be Registrable Securities (w) when such shares have been sold or otherwise transferred by the Sellers pursuant to an effective registration statement under the 1933 Act, (x) when such shares have been sold or otherwise transferred by the Sellers in a private transaction in which the transferor’s rights under this Agreement are not assigned, (y) following the date that the Registrable Securities are transferred pursuant to Rule 144 under the 1933 Act (“Rule 144”) or any successor rule or (z) following the date that the Registrable Securities are transferable pursuant to Rule 144(k) under the 1933 Act or any successor rule.
     Section 1.2 Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles, sections and paragraphs refer to articles, sections and paragraphs of this Agreement, and the terms “hereof,” “herein” and other like terms refer to this Agreement as a whole.
     Section 1.3 Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.1 Registration Statement.
          (a) Purchaser shall prepare and file with the Securities and Exchange Commission (the “Commission”) a shelf registration statement (as amended and supplemented from time to time, the “Shelf Registration Statement”) with respect to the Registrable Securities in accordance with Rule 415 under the 1933 Act and will use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective within 180 days of the Closing Date and, except as provided in Section 3.4(b) hereof, to keep such Shelf Registration Statement continuously effective and in compliance with the 1933 Act and usable for resale of the Registrable Securities until the date upon which all Registrable Securities held by the Sellers on the date of the Closing have been sold pursuant to the Shelf Registration Statement or have otherwise ceased to be “Registrable Securities” as defined herein (such period being called the “Shelf Registration Period”).
          (b) The Shelf Registration Statement shall be on Form S-3 if Purchaser is eligible to use such form to register the resale of the Registrable Securities. If Purchaser is not eligible to use Form S-3, the Shelf Registration Statement shall be on such other appropriate form permitting registration of such Registrable Securities for resale by Sellers.
          (c) Purchaser’s obligations under Section 2.1(a) hereof shall be subject to the Registration Postponement Period as provided in Section 3.4(a) hereof.
     Section 2.2 Holding Period. Sellers acknowledge and agree that the shares of Purchaser Common Stock received by Sellers in connection with the Purchase Agreement may not be sold or otherwise transferred until 180 days after the Closing Date. Sellers further acknowledge and agree that any attempted sale or transfer of any such shares of Purchaser Common Stock in violation of the provisions of this Agreement or the share certificates shall be void, and Purchaser shall not record any such attempted sale or transfer on its books or treat any purported transferee of such shares of Purchaser Common Stock as the owner thereof for any purpose.
ARTICLE III
REGISTRATION PROCEDURES
     Section 3.1 Filings; Information.
          (a) In connection with any Shelf Registration Statement filed pursuant to Section 2.1 hereof and subject to Section 3.4 hereof, Purchaser shall:
               (i) if requested by a Participating Seller, prior to filing the Shelf Registration Statement, the Prospectus or any amendments or supplements thereto, furnish to such Participating Seller copies thereof without charge;
               (ii) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the Prospectus as may be necessary to keep the Shelf Registration Statement effective during the Shelf Registration Period;
               (iii) furnish to each Participating Seller, without charge, such number of conformed copies of the Shelf Registration Statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus (including each preliminary prospectus), and such documents incorporated by reference in the Shelf Registration Statement or the Prospectus as such Participating Seller may reasonably request in order to facilitate the disposition of the Registrable Securities; and Purchaser hereby consents (except as otherwise provided in Sections 3.1(b)(ii) or 3.4(b) hereof) to the use of the Prospectus or any amendment or supplement thereto in accordance with applicable law by the Participating Sellers, in each case in the form most recently provided by Purchaser, during the Shelf Registration Period in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto in accordance with applicable law;

               (iv) use its commercially reasonable efforts to register or qualify all Registrable Securities covered by the Shelf Registration Statement under the securities laws of such jurisdictions as the Participating Sellers shall request, and to keep such registration or qualification in effect for the Shelf Registration Period; provided, that Purchaser shall not be required to (A) qualify generally to do business as a foreign corporation in any such jurisdiction wherein it is not so qualified, (B) consent to general service of process in any such jurisdiction or (C) subject itself to taxation in any jurisdiction where it would not otherwise be liable for such taxes;
               (v) promptly notify each Participating Seller in writing during the Shelf Registration Period (A) of the happening of any event as a result of which the Prospectus included in the Shelf Registration Statement, as then in effect, includes as to Purchaser an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the written request of the Participating Seller, prepare and furnish to the Participating Sellers a reasonable number of copies of a supplement to or an amendment of the Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, the Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (B) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, and (C) of the receipt by Purchaser of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;
               (vi) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any post-effective amendment thereto or any order suspending or preventing the use of any Prospectus or suspending the qualification of any Registrable Securities for sale in any jurisdiction, in each case as promptly as practicable; and
               (vii) if reasonably requested by the Participating Sellers, in writing, use its commercially reasonable efforts to list prior to the effective date of the Shelf Registration Statement all Registrable Securities covered by the Shelf Registration Statement, to the extent they are not already so listed, on the Nasdaq, or if Purchaser Common Stock is not traded on the Nasdaq, the principal exchange on which Purchaser Common Stock is traded.
          (b) In connection with the Shelf Registration Statement filed pursuant to Section 2.1 hereof, each Participating Seller shall:
               (i) upon receipt of any notice from Purchaser in accordance with Section 3.1(a)(v)(A), (B) or (C) hereof (with respect to (C), only with respect to the jurisdiction suspending qualification), immediately discontinue the offer and sale of Registrable Securities pursuant to the Prospectus until receipt by the Participating Sellers of copies of an amended or supplemented Prospectus or until Purchaser notifies the Participating Sellers in writing that the applicable suspension has been removed; and, if so directed by Purchaser, the Participating Sellers will deliver to Purchaser all copies, other than permanent file copies then in the Participating Sellers’ possession, of the most recent Prospectus at the time of receipt of such notice;
               (ii) cooperate with Purchaser in connection with the preparation and filing of any Shelf Registration Statement and, upon written request from Purchaser, each Participating Seller shall promptly furnish in writing to Purchaser such information regarding such Participating Seller, the distribution of the Registrable Securities and other matters as may be required by applicable law, rule or regulation for inclusion in the Shelf Registration Statement (or any amendment or supplement thereto), it being agreed that the provision of such information by such Participating Seller to Purchaser shall be a condition precedent to Purchaser’s obligations under Sections 2.1 and 3.1 hereof with respect to the Registrable Securities held by such Participating Seller.
               (iii) during the Shelf Registration Period, not (A) effect any stabilization transactions or engage in any stabilization activity in connection with Purchaser Common Stock or other equity securities of Purchaser in contravention of Regulation M under the 1934 Act, or (B) permit any “Affiliated Purchaser” (as that term is defined in Regulation M under the 1934 Act) to bid for or purchase for any account in which such Participating Seller has a beneficial interest, or attempt to induce any other Person to purchase, any shares of Purchaser Common Stock or other equity securities of Purchaser in contravention of Regulation M under the 1934 Act; and
               (iv) (A) offer to sell, sell or otherwise distribute the Registrable Securities in reliance upon the Shelf Registration Statement only after the Shelf Registration Statement is declared effective under the 1933 Act, (B) distribute the Registrable Securities only in accordance with the manner of distribution contemplated by the Prospectus (if such sale or distribution is made in reliance upon the Shelf Registration Statement), and (C) promptly report to Purchaser in writing distributions of Registrable Securities made by such Participating Seller pursuant to the Prospectus.
          (c) Except as otherwise expressly provided herein, Purchaser shall not be required to take any action or enter into any agreement with any Participating Seller or any third party for or on behalf of any Participating Seller in connection with the disposition of Registrable Securities (including, without limitation, underwriting agreements).
     Section 3.2 Registration Expenses. In connection with the Shelf Registration Statement, Purchaser shall pay the following expenses incurred in connection with such registration: (i) registration and filing fees and expenses associated with filings required by the Commission and the Nasdaq, (ii) reasonable fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for Purchaser in connection with blue sky qualifications of the Registrable Securities), (iii) printing, messenger and delivery expenses, (iv) fees and expenses incurred in connection with the listing of the Registrable Securities in accordance with Section 3.1(a)(vii), (v) reasonable fees and expenses of counsel and independent certified public accountants for Purchaser and (vi) the reasonable fees and expenses of any additional experts retained by Purchaser in connection with such registration.
     Section 3.3 Termination. This Agreement shall terminate and be of no further force or effect upon the expiration of the Shelf Registration Period; provided, however, that the provisions of Article IV hereof shall survive the termination of this Agreement for one year, after which such provisions shall terminate and be of no further force and effect.
     Section 3.4 Information Blackout.
          (a) In the event that, prior to the filing or effectiveness of the Shelf Registration Statement, (i) Purchaser, after consultation with counsel, determines reasonably and in good faith that the sale of Registrable Securities pursuant to the Shelf Registration Statement would require disclosure of non-public material information that Purchaser is not prepared to disclose and (ii) Purchaser gives the Sellers written notice of such determination, Purchaser shall, notwithstanding the provisions of Section 2.1 hereof, be entitled to postpone the filing of the Shelf Registration Statement otherwise required to be prepared and filed by it pursuant to Section 2.1(a) hereof or delay its efforts to cause such Shelf Registration Statement to be declared effective by the Commission (the number of days of any such postponement is hereinafter called a “Registration Postponement Period”). No individual Registration Postponement Period shall last more than ninety (90) days and all Registration Postponement Periods shall, in the aggregate, constitute less than one hundred eighty (180) days.
          (b) At any time when the Shelf Registration Statement is effective, upon written notice from Purchaser to the Sellers that Purchaser, after consultation with counsel, has determined reasonably and in good faith that the sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information that Purchaser is not prepared to disclose, Sellers shall suspend sales of the Registrable Securities pursuant to the Shelf Registration Statement until the earlier of (i) sixty (60) days after Purchaser notifies Sellers of such good faith determination, or (ii) such time as Purchaser notifies Sellers that such material information has been disclosed to the public or has ceased to be material or that sales pursuant to the Shelf Registration Statement may otherwise be resumed (the number of days from such suspension of sales by Sellers until the day when such sales may be resumed hereunder is hereinafter called a “Sales Blackout Period”).
          (c) No Registration Postponement Period or Sales Blackout Period shall preclude any sales of Registrable Securities that Sellers may effect in compliance with Rule 144; provided, that Sellers otherwise conform with the requirements under the 1933 Act and the 1934 Act.
          (d) Sellers agree that, upon receipt of any notice from Purchaser pursuant to this Section 3.4, Sellers will (i) keep confidential such notice, its content and any information provided by Purchaser in connection therewith, and (ii) if so directed by Purchaser, deliver to Purchaser all copies then in Sellers’ possession, other than permanent file copies, of the Prospectus relating to such Registrable Securities current at the time of receipt of such notice.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
     Section 4.1 Indemnification By Purchaser. Purchaser agrees to indemnify and hold harmless each Seller and each Person, if any, who controls such Seller within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act (each, a “Seller Indemnified Party”) from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, except as otherwise provided in Section 4.3 hereof), insofar as such losses, claims, damages or liabilities are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the Prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) any violation by Purchaser of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with the offering covered by the Shelf Registration Statement; provided, however, that Purchaser shall not be liable insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission (a) made in reliance upon and in conformity with written information furnished to Purchaser by any Seller Indemnified Party for use in the Shelf Registration Statement or the Prospectus (or any amendment or supplement thereto) or the plan of distribution furnished in writing to Purchaser by or on behalf of such Seller Indemnified Party expressly for use therein, or (b) that was corrected in an amendment or supplement to the Shelf Registration Statement or the Prospectus and Purchaser had furnished copies thereof to the Sellers prior to the relevant date of sale by the Seller to the Person asserting such loss, claim, damage or liability.
     Section 4.2 Indemnification By Sellers. Each Seller agrees to indemnify and hold harmless Purchaser and each Person, if any, who controls Purchaser within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act, and any other holder of Registrable Securities selling securities under such Shelf Registration Statement from and against any and all losses, claims, damages and liabilities, joint or several (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, except as otherwise provided in Section 4.3 hereof), insofar as such losses, claims, damages or liabilities are caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or the Prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with reference to information furnished in writing by or on behalf of such Seller expressly for use in the Shelf Registration Statement or the Prospectus or any amendments or supplements thereto, or (ii) any violation by such Seller of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities law in connection with the offering covered by the Shelf Registration Statement.

     Section 4.3 Conduct of Indemnification Proceedings. Each party indemnified under Sections 4.1 or 4.2 above shall, promptly after receipt of notice of a claim or action against such indemnified party in respect of which indemnity may be sought hereunder, notify the indemnifying party in writing of the claim or action; provided, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party on account of the indemnity agreement contained in Sections 4.1 or 4.2 above except to the extent that the indemnifying party was actually prejudiced by such failure. If any such claim or action shall be brought against an indemnified party, and it shall have notified the indemnifying party thereof, unless in the indemnifying party’s reasonable judgment a conflict of interest between such indemnified party and indemnifying party may exist in respect of such claim, the indemnifying party shall be entitled to participate therein, and, to the extent that it wishes to assume the defense thereof. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that the indemnifying party shall pay such expense, to the extent reasonable, if representation of such indemnified party by counsel retained by the indemnifying party would be reasonably likely to result in a conflict of interest between the indemnified party and the indemnifying party. Any indemnifying party against whom indemnity may be sought under Sections 4.1 or 4.2 shall not be liable to indemnify an indemnified party if such indemnified party settles such claim or action without the written consent of the indemnifying party. No indemnifying party shall consent to the entry of any judgment or enter into any settlement without the consent of the indemnified party which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party a release from all liabilities in respect of such claim or litigation and no indemnifying party may agree to any settlement of any such claim or action, other than solely for monetary damages for which the indemnifying party shall be responsible hereunder, the result of which shall be applied to or against the indemnified party, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. In any action hereunder as to which the indemnifying party has assumed the defense thereof, the indemnified party shall continue to be entitled to participate in, but not control, the defense thereof, with counsel of its own choice, but, except as otherwise provided in the third sentence of this Section 4.3, the indemnifying party shall not be obligated hereunder to reimburse the indemnified party for the costs thereof.
     Section 4.4 Limitation on Indemnity. The indemnity provided for hereunder shall not inure to the benefit of any indemnified party to the extent that the claim is based on such indemnified party’s failure to comply with the applicable prospectus delivery requirements of the 1933 Act as then applicable to the Person asserting the loss, claim, damage or liability for which indemnity is sought.
     Section 4.5 Contribution. If the indemnification provided for in this Article IV is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages or liabilities referred to herein, then in lieu of such indemnification the indemnifying party shall, to the extent permitted by applicable law, contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the indemnifying party on one hand or by or on behalf of the indemnified party on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     Purchaser and Sellers agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Neither Purchaser nor Sellers shall be liable for contribution with respect to any action, suit, proceeding or claim settled without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE V
MISCELLANEOUS
     Section 5.1 Rule 144. Purchaser covenants that it will timely file any reports required to be filed by it under the 1934 Act and that it will take such further action as Sellers may reasonably request to the extent required from time to time to enable Sellers to sell Registrable Securities without registration under the 1933 Act within the limitations of the exemptions provided by Rule 144, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Except as set forth in Section 2.2, nothing contained in this Agreement shall preclude any sales of Registrable Securities that Sellers may effect in compliance with Rule 144.
     Section 5.2 Expenses. Except to the extent otherwise expressly provided in Section 3.2 hereof, each party shall pay its own expenses incident to the transactions contemplated hereby.
     Section 5.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.
     Section 5.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY

ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 5.5 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 5.5 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 5.6. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.
     Section 5.6 Notices. Except as otherwise provided herein, any notice, instruction or instrument to be delivered hereunder shall be in writing and shall be effective upon receipt at the addresses set forth in Section 7.6 of the Purchase Agreement or at such other address specified in writing by the addressee.
     Section 5.7 Cumulative Remedies; Failure to Pursue Remedies. Except as otherwise provided in Section 2.1(c) hereof, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. Except where a time period is specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any other right, power, privilege or remedy.
     Section 5.8 Amendments and Waivers. Except as otherwise expressly provided herein, no provision of this Agreement may be amended or modified except upon the written consent of Purchaser and Sellers. Any provision of this Agreement may be waived by Purchaser and any Seller to be bound by such waiver. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
     Section 5.9 Assignment; Binding Effect. This Agreement may not be assigned, in whole or in part, by any party hereto without the prior written consent of Purchaser and Sellers, and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations under this Agreement to any Affiliate provided that any Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained in this Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereof or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
     Section 5.10 Severability. If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or application to other Persons or circumstances, shall not be affected thereby, and each term and provision of this Agreement is hereby declared to be separate and distinct and shall be enforced to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties to the maximum extent possible, consistent with applicable law and public policy.
     Section 5.11 Counterparts; Signatures. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all counterparts shall be construed together and shall constitute one instrument. A facsimile or photocopied signature shall be deemed to be the functional equivalent of an original for all purposes.
     Section 5.12 Entire Agreement. This Agreement together with the Purchase Agreement constitute the full and entire understanding and agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto, whether oral or written.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first above written.

PURCHASER:

TELULAR CORPORATION

By:

Name:
Title:

CANADIAN SELLER:

CSI WIRELESS INC.

By:

Name:
Title:

US SELLER:

CSI WIRELESS LLC

By:

Name:
Title:

Schedule 1.2(a)(i)
Leased Real Property

Lease	Real Property Address

Lease Between WB Murphy Ranch, L.L.C.	Suite 110, Building 3
and CSI Wireless LLC dated April 2003	1001 Murphy Ranch Road
(Expires August 2006)	Milpitas, California

Schedule 1.2(b)
Certain Excluded Assets

Excluded Assets		Description
1. Calgary Office Equipment and Furniture	•	Office furniture, office equipment, computer equipment, leasehold improvements used by Transition Staff located in the Calgary facilities.

2. CSI Contract	•	The License Agreement referred to in Subsection 1.2(b)(viii).

3. CTS Contract	•	Purchase orders from CTS Development Services Inc.

4. Telematics Assets	•	All tangible and intangible assets utilized in the Telematics business carried on by the Sellers.

	•	For clarity, all tangible personal property located in the Milpitas facilities relate to the Business and are not related to the Telematics business.

5. “CSI Wireless” name, logo and trademark, except as licensed to Purchaser under Section 1.2(a)(viii) of the Agreement.

6. “Wireless Link” name, logo and trademark

7. “CSI-Wireless” website, domain, URL

Schedule 1.3(a)
Warranty Obligations
The warranty obligations to customers of the Seller at Closing, in accordance with Subsection 1.3(a)(ii) are agreed to be $40,000.00.